   As filed with the Securities and Exchange Commission on October 28, 1997
                                                       Registration No. 333-
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ---------------------
                           THE HAIN FOOD GROUP, INC.
            (Exact name of registrant as specified in its charter)


                    Delaware                             22-3240619
         (State or other jurisdiction of             (I.R.S. Employer
          incorporation or organization)           Identification Number)


                        50 Charles Lindbergh Boulevard
                           Uniondale, New York 11553
                                (516) 237-6200
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Irwin D. Simon
                     President and Chief Executive Officer
                           The Hain Food Group, Inc.
                        50 Charles Lindbergh Boulevard
                           Uniondale, New York 11553
                                (516) 237-6200
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                            ---------------------
                                  copies to:


                  Roger Meltzer, Esq.      C. Douglas Buford, Jr., Esq.
                Cahill Gordon & Reindel    Wright, Lindsey & Jennings LLP
                      80 Pine Street          200 West Capitol Avenue
               New York, New York 10005        Little Rock, AR 72201
                      (212) 701-3000              (501) 212-1239

                            ---------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered to on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                               CALCULATION OF REGISTRATION FEE
==============================================================================================================

                                                   Proposed Maximum     Proposed Maximum
 Title of Securities to be      Amount to be        Offering Price    Aggregate Offering        Amount of
        Registered              Registered(1)        Per Share(2)          Price (2)         Registration Fee
--------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share............   3,248,750  shares        $10.25            $33,299,687.50        $10,090.81
==============================================================================================================

(1) Includes up to 423,750 shares the Underwriters may purchase to cover over-allotments, if any.
(2) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee. Estimate based on the average of the high and low sales price reported on the Nasdaq National Market for October 27, 1997.
                             ---------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to
Section 8(a), may determine.
===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION, DATED OCTOBER  , 1997

PROSPECTUS

                               2,825,000 Shares
                           THE HAIN FOOD GROUP, INC.

                                 Common Stock

     Of the 2,825,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of The Hain Food Group, Inc. (the "Company") offered hereby (the "Offering"), 2,500,000 shares are being sold by the Company and 325,000 shares are being sold by certain stockholders named herein (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders" and "Underwriting."

     The Common Stock is traded on the NASDAQ National Market ("NASDAQ") under the symbol "NOSH." (On October 31, 1997, the Company's symbol will change to
"HAIN".) On           , 1997, the last reported sales price of the Common
Stock as reported by NASDAQ was $     per share. See "Price Range of Common
Stock and Dividend Policy."

     See "Risk Factors" beginning on page 6 for a discussion of certain factors that should be considered in connection with an investment in the
Common Stock offered hereby.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
================================================================================
                                 Underwriting                       Proceeds
                    Price to    Discounts and     Proceeds to      to Selling
                     Public     Commissions(1)    Company(2)     Stockholders(2)
--------------------------------------------------------------------------------
Per Share  ......   $               $               $                $
--------------------------------------------------------------------------------
Total(3)   ......   $               $               $                $
================================================================================
(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $    .

(3) The Company has granted to the several Underwriters an option for 30 days to purchase up to an additional 423,750 shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

                            ---------------------
     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made on or about , 1997.
                            ---------------------
Stephens Inc.                                      Oppenheimer & Co., Inc.

                  The date of this Prospectus is       , 1997.

                        [ARTWORK FOR COMPANY PRODUCTS]









     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING TRANSACTIONS EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY
     The following is a summary of certain information contained elsewhere in this Prospectus. The summary is not intended to be a complete description of the matters covered in this Prospectus and is subject to and qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus or incorporated by reference herein. Unless the context otherwise requires, references herein to the "Company" are to The Hain Food Group, Inc. and its consolidated subsidiaries, references to "Hain" are to The Hain Food Group, Inc. and its consolidated subsidiaries prior to the acquisition of Westbrae Natural, Inc. (the "Acquisition"), and references to "Westbrae" are to Westbrae Natural, Inc. and its consolidated subsidiaries. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option or of options granted under any of the Company's option plans or the exercise of any outstanding warrants to purchase Common Stock. Industry information used in this Prospectus was obtained from industry sources that the Company believes to be reliable but such information has not been independently verified.

                                  The Company

     The Company markets and sells dry, refrigerated and frozen specialty food products under brand names which are sold as "better-for-you" products. The product categories encompass natural and organic foods, medically-directed foods, weight management and portion-control foods, and kosher foods. These products are sold primarily to specialty and natural food distributors and are marketed nationally to supermarkets, natural food stores, and other retail classes of trade. The Company's products are produced by independent food processors ("co-packers") using proprietary specifications and formulations controlled by the Company.

     The Company was organized in May 1993 to acquire certain specialty food brands. Since its formation, the Company has completed several acquisitions of companies or brands. In October 1997, the Company acquired Westbrae, a marketer of over 300 high quality natural and organic food and snack products. In March 1997, the Company entered into a licensing agreement with Weight Watchers Gourmet Food Company ("Weight Watchers"), a subsidiary of H.J. Heinz Company ("Heinz"), pursuant to which the Company manufactures, markets and sells Weight Watchers dry and refrigerated products. In May 1997, the Company acquired The Boston Popcorn Company ("Boston Better Snacks"), a marketer of high quality popcorn and chip snack products. In July 1997, the Company acquired the Alba brand of dry milk, shake and cocoa products from Heinz.

     As a leading natural and organic food company, the Company sells a full line of products under its "Hain Pure Foods", "Westbrae Natural", "Westsoy", "Little Bear", "Bearitos" and "Farm Foods" brands. The Company's specialty food products include cooking oil and condiment products under its "Hollywood" brand; sugar-free, medically-directed food products under its "Estee" brand (all of which carry the logo of the American Diabetes Association); low-sodium food products under its "Featherweight" brand; weight management and portion-control foods under the "Weight Watchers" brand; frozen kosher food products under its "Kineret" and "Kosherific" brands; regular and reduced fat snack products under its "Boston Better Snacks" brand; and dry milk products under the "Alba" brand. The Company's brand names are well-recognized in the various market categories they serve. The Company has acquired these brands over the past four years and will seek future growth through internal expansion, as well as the acquisition of complementary brands.

     The Company's mission is to be the leading marketer and seller of specialty food products, with a strong commitment to total quality management in all departments. The Company intends to increase sales and improve operating results by investing in product development and building brand equity. Key elements of the Company's business strategy are: (i) continue growth through mergers and acquisitions, (ii) invest in brands and consumer awareness, (iii) outsource manufacturing, (iv) leverage economies of scale in production and logistics, and (v) develop export opportunities.

     The Company's corporate headquarters are located at 50 Charles Lindbergh Boulevard, Uniondale, New York 11553. Its telephone number is (516) 237-6200.

                                 The Offering



Common Stock offered by the Company ........................   2,500,000 shares
Common Stock offered by the Selling
  Stockholders .............................................   325,000 shares
Common Stock to be outstanding after the Offering(1)  ......   11,386,899 shares
Use of Proceeds   ..........................................   To repay certain indebtedness of the
                                                               Company, including indebtedness under
                                                               the New Credit Facility (as defined
                                                               herein). See "Use of Proceeds."
NASDAQ symbol(2)  ..........................................   NOSH

------------

(1) Excludes 2,791,794 shares, of which 1,492,500 shares are reserved for issuance upon the exercise of stock options (1,247,500 are currently exercisable), 1,114,294 shares are reserved for issuance upon the exercise of warrants (1,000,000 are currently exercisable) and 185,000 shares are reserved for issuance upon the exercise of contingent options granted to certain officers of the Company subject to stockholder approval. Includes 105,000 shares issued upon the exercise of options in connection with the Offering. The average exercise price of such stock options and warrants is $4.45.

(2) On October 31, 1997, the Company's NASDAQ symbol will change to "HAIN".

            Summary Historical and Pro Forma Financial Information
                   (In thousands, except per share amounts)

     The following table sets forth summary historical financial information for the Company for the periods indicated and summary pro forma financial information reflecting the Acquisition as if it had occurred at the beginning of each period presented for purposes of the statement of income information and on September 30, 1997 for purposes of the balance sheet information. The summary pro forma financial information is not necessarily representative of what the Company's results of operations or financial position would have been had the Acquisition in fact occurred on such dates and is not intended to project the Company's results of operations or financial position for any future period or date. The summary financial information should be read in conjunction with the financial statements of the Company and the related notes thereto included elsewhere or incorporated by reference in this Prospectus.

                                                                                                     Three Months Ended
                                                          Year Ended June 30,                          September 30,
                                             ----------------------------------------------  ----------------------------------
                                                                                Pro Forma                            Pro Forma
                                                                                   for                                 for
                                                                               Acquisition                          Acquisition
                                               1995       1996       1997         1997         1996       1997         1997
                                             ---------  ---------  ---------  -------------  ---------  ---------  ------------
Statement of Income Information:
Net sales .................................   $58,076    $68,606    $65,353      $98,247      $15,437    $16,336     $26,064
Cost of sales   ...........................    36,220     40,884     40,781       60,800        9,708      9,862      15,573
                                              --------   --------   --------     --------     --------   --------    --------
 Gross profit   ...........................    21,856     27,722     24,572       37,447        5,729      6,474      10,491
Selling, general and administrative
 expenses .................................    15,334     20,905     19,651       29,317        4,333      4,837       7,849
Depreciation of property and equipment  ...       158        184        178          272           41         48          71
Amortization of goodwill and other
 intangible assets    .....................       474        651        740        1,283          185        210         346
                                              --------   --------   --------     --------     --------   --------    --------
 Operating income  ........................     5,890      5,982      4,003        6,575        1,170      1,379       2,225
Interest expense   ........................     1,351      1,745      1,639        3,638          458        420         899
Amortization of deferred financing costs          419        473        509          491          123        131         126
                                              --------   --------   --------     --------     --------   --------    --------
Income before income taxes  ...............     4,120      3,764      1,855        2,446          589        828       1,200
Provision for income taxes  ...............     1,755      1,630        786        1,027          253        352         504
                                              --------   --------   --------     --------     --------   --------    --------
 Net income(1)  ...........................   $ 2,365    $ 2,134    $ 1,069      $ 1,419      $   336    $   476     $   696
                                              ========   ========   ========     ========     ========   ========    ========
Net income per common and common
 equivalent share  ........................   $  0.28    $  0.24    $  0.12      $  0.16      $  0.04    $  0.05     $  0.07
                                              ========   ========   ========     ========     ========   ========    ========
Weighted average of common shares and
 common share equivalents   ...............     8,597      8,964      8,993        8,993        8,939      9,965       9,965
                                              ========   ========   ========     ========     ========   ========    ========

                                             As of September 30, 1997
                                     ----------------------------------------
                                                   Pro Forma      Pro Forma
                                                      for             as
                                      Actual      Acquisition     Adjusted(2)
                                     ---------   -------------   ------------
Balance Sheet Information:
Working capital.   ...............    $ 5,086       $ 8,160
Total assets .....................     49,431        79,475
Total debt   .....................     14,959        41,249
Total stockholders' equity  ......     26,828        26,828

------------

(1) As adjusted to give effect to the sale of 2,500,000 shares of Common Stock by the Company in the Offering and the application of the net proceeds to the Company therefrom as described in "Use of Proceeds" and includes proceeds to the Company of $348,062 upon the exercise of options by certain Selling Stockholders. See "Principal and Selling Stockholders."

                                 RISK FACTORS

     Prospective investors should carefully consider the following factors and the other information contained in this Prospectus before purchasing any shares of Common Stock.


Integration of Acquisitions

     Since its formation, the Company has completed several acquisitions of companies or brands, including the recent acquisitions of Westbrae in October 1997 and Boston Better Snacks in May 1997. In addition, in March 1997, the Company entered into a licensing agreement with Weight Watchers, a subsidiary of Heinz, pursuant to which the Company will manufacture, market and sell Weight Watchers dry and refrigerated products. In July 1997, the Company acquired the Alba brand from Heinz.

     The Company's future success may be dependent upon its ability to effectively integrate these companies and brands, including its ability to realize potentially available marketing opportunities and cost savings, some of which may involve operational changes. There can be no assurance as to the timing or number of marketing opportunities or amount of cost savings that may be realized as the result of the integration process. Further, there can be no assurance that the Company will not experience difficulties with customers, personnel or other parties as a result of these acquisitions, that these acquisitions will enhance the Company's competitive position and business prospects or that the combination of the Company and these acquisitions will be successful. See "Business -- Recent Acquisitions."


Acquisition Strategy

     The Company's acquisition strategy is based on identifying and acquiring businesses with products and/or brands that complement the Company's existing product mix. The Company will evaluate specific acquisition opportunities based on prevailing market and economic conditions. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, obtain necessary financing, complete acquisitions or integrate acquired businesses into its operations. Acquisitions may not achieve acceptable levels of operating results or otherwise perform as expected. Acquisitions also involve special risks, including risks associated with unanticipated problems, liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. The Company may encounter increased competition for acquisitions in the future, which could result in acquisition prices the Company does not consider acceptable. In addition, the New Credit Facility (as defined) contains restrictions that limit the Company's ability to make acquisitions. The Company is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. See "Business--Business Strategy."


Fluctuations in Operating Results; Fluctuations in Quarterly Results

     The Company's operating results have fluctuated in the past and will fluctuate in the future based on many factors. These factors include failure to adequately integrate acquired companies, fluctuations in the general economy, increased competition, changes in operating expenses, expenses related to acquisitions, the potential adverse effect of acquisitions, the size and timing of customer orders, new product introductions, changes in customer preferences and market acceptance of new products. Many of these factors are outside the control of the Company. Due to these and many unforeseen factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of Common Stock would likely be materially adversely affected.


Evolving Customer Preferences

     The Company's business is limited to specialty food products in niche markets geared to consumers of natural foods, medically-directed and weight management food products, kosher foods and other specialty food items. The Company is subject to evolving consumer preferences for these products. While the Company continues to diversify its product offerings, there can be no assurance that demand for the Company's products will continue at current levels or increase in the future. A significant shift in consumer demand away from the Company's products or failure to maintain its current market position would have a material adverse effect on the Company's financial statements. For example, sales of the Company's rice cakes declined from approximately $22 million during fiscal year 1996 to approximately $12 million in fiscal year 1997 due in part to competition from other snack products and an overall decline in rice cake demand. The Company has other significant product categories, such as cooking oils and non-dairy beverages, which, if consumer demand for such categories were to decrease, could have a material adverse effect on the Company's financial statements.


Competition

     The geographic and product markets in which the Company operates are highly competitive. The Company faces competition in all of its markets from larger, more established companies that have greater financial, managerial, sales and technical resources than the Company, and some of the Company's markets are dominated by such large firms. There can be no assurance that the Company can successfully compete for sales to distributors or stores that purchase from such larger competitors. Larger competitors also may be able to benefit from economies of scale, pricing advantages or the introduction of new products that compete with the Company's products. There can be no assurance that the Company will achieve the market penetration that it seeks in order to implement its business strategy. There can be no assurance that competitors will not introduce other products in the future that compete with the Company's products or that such competitive products will not have an adverse effect on the Company's financial statements.


Limited Management; Dependence on Key Personnel

     The Company is highly dependent upon the services of Irwin D. Simon, its President and Chief Executive Officer. Although the Company has entered into an employment agreement with Mr. Simon and maintains $1.0 million of key man life insurance on the life of Mr. Simon, the loss of the services of Mr. Simon could have a material adverse effect on the Company's financial statements. In addition, the Company's ability to develop and market its products and to achieve and maintain a competitive position depends, in large part, on its ability to attract and retain qualified operations, sales and marketing personnel.


Reliance on Independent Distributors and Brokers

     The Company relies upon sales efforts made by or through non-affiliated food brokers to distributors and other customers. The success of its business depends, in large part, upon the establishment of a strong distribution network. Food brokers act as selling agents representing specific brands on a non-exclusive basis under oral or written agreements generally terminable at any time on 30 days notice and receive a percentage of net sales as compensation. Distributors purchase directly for their own account for resale. Two distributors, United Natural Foods and Tree of Life, accounted for 18.4% and 13.8%, respectively, of the Company's pro forma fiscal year 1997 sales. The loss of, or business disruption at, one or more of these distributors or brokers may have a material adverse effect on the Company's financial statements. If the Company were required to obtain additional or alternative distribution and food brokerage agreements or arrangements in the future, there can be no assurance it will be able to do so on satisfactory terms or in a timely manner. The inability to enter into satisfactory brokerage agreements may inhibit the Company's ability to implement its business plan or to establish markets necessary to develop its products successfully. See "Business--Sales and Marketing Structure" and "-- Customers."


Reliance on Independent Manufacturers and Co-Packers

     The Company does not manufacture, produce or package any of the products or brands which it markets, although it develops and owns the formulas and recipes and designs the packaging for its products. Accordingly, the Company is dependent upon independent manufacturers and co-packers to produce and package its products. The loss of one or more of these manufacturers could have a material adverse effect on the Company's financial statements until such time as an alternate source of supply could be secured, which may be on less favorable terms.

     The Company obtains substantially all of its rice cake requirements from two suppliers, a substantial portion of its Weight Watchers refrigerated products from one supplier, and all of its Hollywood cooking oils from one supplier. Failure to obtain in a timely manner and on comparable terms other suppliers if a present supplier terminated its relationship with the Company could have a material adverse effect on the Company's financial statements.


Trademark Ownership

     The Company owns the principal trademarks for its products, including HAIN PURE FOODS(R), HOLLYWOOD(R), KINERET(R), KOSHERIFIC(R), FARM FOODS(R), ESTEE(R), FEATHERWEIGHT(R), WESTBRAE NATURALS(R), WESTSOY(R), LITTLE BEAR(R), BEARITOS(R) and ALBA(R) and owns a number of other trademarks used on individual products, such as those for ICE BEAN(R), PIZSOY(R), and BOSTON LITE(R). The Company believes that such trademarks are important to the marketing of the Company's products. In connection with the licensing agreement between Weight Watchers and the Company, the Company obtained the right to use the WEIGHT WATCHERS(R) and certain other trademarks. The Company's inability to use these trademarks could have a material adverse effect on the Company's financial statements.


Government Regulation

     The manufacture, marketing, distribution and sale of the Company's specialty food products are subject to various federal, state and local laws and regulations governing the production, sale, safety, advertising, labeling and ingredients of such products. In addition, the Company's kosher food products are subject to additional regulation and inspection. There can be no assurance that the Company, its manufacturers, distributors and co-packers will be able to comply with all such laws and regulations in the future or that new governmental laws and regulations will not be introduced which could result in additional compliance costs, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution and sale of the Company's products or have a material adverse effect on the Company's financial statements. In addition, product recalls could adversely affect sales of other of the Company's products.


Product Liability

     As a marketer of food products, the Company is subject to a risk of claims for product liability. The Company maintains product liability insurance and generally requires that its co-packers maintain product liability insurance with the Company as a co-insured. There is no assurance that such coverage will be sufficient to insure against claims which may be brought against the Company, or that the Company will be able to maintain such insurance or obtain additional insurance covering existing or new products. If a product liability claim exceeding the Company's insurance coverage were to be successfully asserted against the Company, it could have a material adverse effect on the Company's financial statements.


Reliance on Certification

     The Company must comply with the requirements of independent organizations or certification authorities in order to make certain statements on the labels of its products. For example, for the Company's Estee products to carry the logo of the American Diabetes Association (the "ADA"), the packaging must meet the standards of the ADA. In addition, the Company's kosher foods are certified kosher by the Orthodox Union of Rabbis. The loss of any such independent certifications or permissions could adversly affect the marketing position and goodwill afforded such products, which could have a material adverse effect on the Company's financial statements.


Control by Current Stockholders, Officers and Directors

     Upon completion of the Offering, Mr. Simon, the Company's President and Chief Executive Officer, together with the other officers and directors of the Company, will beneficially own an aggregate of 23.6% of the Company's Common Stock, on a fully diluted basis. Accordingly, the officers and directors of the Company will be in a position to influence the election of the Company's directors and otherwise influence stockholder action. See "Principal and Selling Stockholders."

Authorization and Discretionary Issuance of Preferred Stock

     The Company's Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the relative voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Capital Stock."


No Dividends

     The Company has not paid any dividends on its Common Stock to date and does not anticipate declaring or paying any dividends in the foreseeable future. The ability of the Company to pay dividends is currently restricted by the New Credit Facility and the Debentures (as defined herein). See "Price Range of Common Stock and Dividend Policy."


Shares Eligible for Future Sale

     The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock in the market following the Offering. Upon consummation of the Offering, 1,391,004 shares may be deemed "restricted securities" as that term is defined under the Securities Act of 1933, as amended (the "Securities Act"). In addition, upon consummation of the Offering, 1,492,500 shares will be reserved for issuance under the Company's stock option plans, of which 1,247,500 will be immediately exercisable, and 1,114,294 shares will be reserved for issuance upon the exercise of outstanding warrants, of which 1,000,000 warrants will be immediately exercisable. Following the expiration and/or release of certain contractual lock-up agreements, "restricted securities" held by certain stockholders will be available for public resale in accordance with Rule 144 under the Securities Act. See "Description of Capital Stock -- Shares Eligible for Future Sale."


Forward-Looking Statements

     This Prospectus contains certain forward-looking statements regarding future financial condition and results of operations and the Company's business operations. The words "expect," "estimate," "anticipate," "predict," "intend," and similar expressions are intended to identify forward-looking statements. Such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions and customer actions and the other factors discussed in this Prospectus (including but not limited to statements under the caption "Risk Factors") and in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering are expected to be
approximately $  million ($   million if the Underwriters' over-allotment option
is exercised in full). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. In connection with the Acquisition, the Company entered into a Second Amended and Restated Credit and Term Loan Agreement dated October 14, 1997 (the "New Credit Facility") with
IBJ Schroder Bank & Trust Company providing for a term loan of $30.0 million in the aggregate and a $10.0 million revolving credit facility. In accordance with the New Credit Facility, the Company is required to use 50%, up to $15 million, of the proceeds of the Offering to repay a portion of the New Credit Facility, without prepayment penalties. The balance of the net proceeds to the Company from the Offering may be used, at the option of the Company, to further reduce amounts outstanding under the New Credit Facility or to redeem the Company's 12.5% Senior Subordinated Debentures due April 14, 2004 (the "Debentures"). The New Credit Facility bears interest at rates equal to, at the Company's option, either (i) 0.75% over the bank's base rate or (ii) 2.75% over the Eurodollar Rate. The New Credit Facility terminates, and outstanding principal is due, on September 30, 2003. The borrowings under the New Credit Facility to be repaid with the proceeds of the Offering were used to fund the Acquisition and to refinance indebtedness of the Company and Westbrae. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources."

                                CAPITALIZATION

     The following table sets forth (i) the historical capitalization of the Company as of September 30, 1997, (ii) the pro forma capitalization of the Company as of September 30, 1997 after giving effect to the Acquisition and borrowings under the New Credit Facility and (iii) the pro forma capitalization of the Company as of September 30, 1997, as adjusted to give effect to the sale of shares of Common Stock in the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds" and includes proceeds to the Company from the exercise of options by certain Selling Stockholders. This table should be read in conjunction with the Company's financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere or incorporated by reference in this Prospectus.

                                                                  As of September 30, 1997
                                                         -------------------------------------------
                                                                           Pro Forma       Pro Forma
                                                                              for             as
                                                          Historical      Acquisition      Adjusted
                                                         ------------   ---------------   ----------
                                                                         (In thousands)
Cash and cash equivalents  ...........................     $   184         $   359         $  359
                                                           =======         =======         ======
Debt:
 Senior term loan ....................................     $ 3,339         $30,000         $
 Revolving credit facility ...........................       3,800           3,429          3,429
 Senior subordinated debentures, net of unamortized
   original issue discount ...........................       7,350           7,350          7,350
 Other   .............................................         470             470            470
                                                           -------         -------         ------
   Total Debt  .......................................      14,959          41,249
                                                           -------         -------         ------
Stockholders' equity:
 Preferred stock, par value $0.01 per share; 5,000,000
   shares authorized, none issued   ..................          --              --             --
 Common stock, par value $0.01 per share; 40,000,000
   shares authorized; 8,881,899 issued and 8,781,899
   outstanding, 11,386,899 shares outstanding
   pro forma as adjusted(1) ..........................          89              89
 Additional paid-in capital   ........................      21,547          21,547
 Retained earnings   .................................       5,467           5,467          5,467
 (Less 100,000 treasury shares at cost)   ............        (275)           (275)          (275)
                                                           -------         -------         ------
   Total stockholders' equity ........................      26,828          26,828
                                                           -------         -------         ------
Total capitalization .................................     $41,787         $68,077         $
                                                           =======         =======         ======

------------
(1) Excludes 2,791,794 shares, of which 1,492,500 shares are reserved for issuance upon the exercise of stock options (1,247,500 are currently exercisable), 1,114,294 shares are reserved for issuance upon the exercise of warrants (1,000,000 are currently exercisable) and 185,000 shares are reserved for issuance upon the exercise of contingent options granted to certain officers of the Company subject to stockholder approval, Includes 105,000 shares issued upon the exercise of options in connection with the Offering. The average exercise price of such stock options and warrants is $4.45.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is traded on NASDAQ under the symbol "NOSH" and will trade under the symbol "HAIN" on and after October 29, 1997. The following table sets forth, for the fiscal periods indicated, the high and low sale prices per share of Common Stock on NASDAQ.

                                                                         Price
                                                                         -----
Period                                                          High                 Low
------                                                          ----                 ---
Year Ended June 30, 1996
 First quarter    .................................           $   4 1/2           $  3 1/2
 Second quarter   .................................               3 3/4              2 15/16
 Third quarter ....................................               3 11/16            2 15/16
 Fourth quarter   .................................               4 1/8              3 1/16
Year Ended June 30, 1997
 First quarter    .................................           $   4               $  3 1/16
 Second quarter   .................................               4                  3 1/4
 Third quarter    .................................               5 3/4              3 3/8
 Fourth quarter   .................................               5 5/16             4 1/8
Year Ending June 30, 1998
 First quarter ....................................           $  12 1/16          $  4 27/32
 Second quarter (through October 28, 1997)   ......              12 13/16            7 7/8

     On           , 1997 the last reported sale price of the Common Stock on
NASDAQ was $     per share.

     The Company has not paid any dividends on its Common Stock to date. The Company intends to retain all future earnings for use in the development of its business and does not anticipate declaring or paying any dividends in the foreseeable future. The payment of all dividends will be at the discretion of the Company's Board of Directors and will depend on, among other things, future earnings, operations, capital requirements, contractual restrictions, the general financial condition of the Company and general business conditions. The ability of the Company to pay dividends is currently restricted by the New Credit Facility and the Debentures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION FOR THE COMPANY
                   (In thousands, except per share amounts)

     The following table sets forth selected historical financial information for the Company for the periods indicated and selected pro forma financial information reflecting the Acquisition as if it had occurred at the beginning of each period presented for purposes of the statements of income information and on September 30, 1997 for purposes of the balance sheet information. The selected historical financial information for each year in the five-year period ended June 30, 1997 is derived from the audited consolidated financial statements of the Company for each such year. The selected historical financial information as of September 30, 1997 and for the three-month periods ended September 30, 1996 and 1997 is derived from the unaudited financial statements of the Company for such periods. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been made. The results of operations for the three months ended September 30,1997 are not necessarily indicative of the actual results for the full fiscal year ending June 30, 1998. The selected pro forma financial information is not necessarily representative of what the Company's results of operations or financial position would have been had the Acquisition in fact occurred at the beginning of each period presented or on September 30, 1997 and is not intended to project the Company's results of operations or financial position for any future period or date. The selected financial information should be read in conjunction with the financial statements of the Company and the related notes thereto included elsewhere or incorporated by reference in this Prospectus.

                                                               Year Ended June 30,
                                     ------------------------------------------------------------------------
                                                                                                Pro Forma
                                                                                                   for
                                                                                               Acquisition
                                       1993       1994       1995       1996       1997           1997
                                     ---------  ---------  ---------  ---------  ---------  -----------------
Statements of Income Information
Net sales  ........................  $  137     $14,963     $58,076    $68,606    $65,353        $98,247
Cost of sales .....................      91      9,812       36,220     40,884     40,781         60,800
                                     -------    -------     --------   --------   --------       --------
Gross profit  .....................      46      5,151       21,856     27,722     24,572         37,447
Selling, general and administrative
 expenses  ........................     120      3,976       15,334     20,905     19,651         29,317
Depreciation of property and
 equipment.........................                 57          158        184        178            272
Amortization of goodwill and other
 intangibles  .....................       1        208          474        651        740          1,283
                                     -------    -------     --------   --------   --------       --------
 Operating income (loss)  .........     (75)       910        5,890      5,982      4,003          6,575
Interest expense(1) ...............      --      1,095        1,351      1,745      1,639          3,638
Amortization of deferred financing
 costs  ...........................      --         97          419        473        509            491
                                     -------    -------     --------   --------   --------       --------
Income (loss) before income taxes       (75)      (282)       4,120      3,764      1,855          2,446
Provision for income taxes   ......      --        220        1,755      1,630        786          1,027
                                     -------    -------     --------   --------   --------       --------
 Net income (loss) ................  $  (75)    $ (502)     $ 2,365    $ 2,134    $ 1,069        $ 1,419
                                     =======    =======     ========   ========   ========       ========
Net income (loss) per common and
 common equivalent share  .........  $(0.08)    $(0.19)     $  0.28    $  0.24    $  0.12        $  0.16
                                     =======    =======     ========   ========   ========       ========
Weighted average number of
 common shares and common share
 equivalents  .....................     920      2,694        8,597      8,964      8,993          8,993
                                     =======    =======     ========   ========   ========       ========


                                        Three Months Ended September 30,
                                     --------------------------------------
                                                              Pro Forma
                                                                 for
                                                             Acquisition
                                       1996       1997           1997
                                     ---------  ---------  ----------------
Statements of Income Information
Net sales  ........................   $15,437    $16,336       $26,064
Cost of sales .....................     9,708      9,862        15,573
                                      --------   --------      --------
Gross profit  .....................     5,729      6,474        10,491
Selling, general and administrative
 expenses  ........................     4,333      4,837         7,849
Depreciation of property and
 equipment ........................        41         48            71
Amortization of goodwill and other
 intangibles  .....................       185        210           346
                                      --------   --------      --------
 Operating income (loss)  .........     1,170      1,379         2,225
Interest expense(1) ...............       458        420           899
Amortization of deferred financing
 costs  ...........................       123        131           126
                                      --------   --------      --------
Income (loss) before income taxes         589        828         1,200
Provision for income taxes   ......       253        352           504
                                      --------   --------      --------
 Net income (loss) ................   $   336    $   476       $   696
                                      ========   ========      ========
Net income (loss) per common and
 common equivalent share  .........   $  0.04    $  0.05       $  0.07
                                      ========   ========      ========
Weighted average number of
 common shares and common share
 equivalents  .....................     8,939      9,965         9,965
                                      ========   ========      ========

                                               As of September 30, 1997
                                     ---------------------------------------------
                                                     Pro Forma        Pro Forma
                                                        for               as
                                      Actual        Acquisition       Adjusted (2)
Balance Sheet Information:           ---------   -----------------   -------------
Working capital ..................    $ 5,086         $ 8,160
Total assets .....................     49,431          79,475
Total debt   .....................     14,959          41,249
Total stockholders' equity  ......     26,828          26,828

------------
(1) Interest expense in fiscal year 1994 includes $650,000 with respect to financing costs incurred in connection with bridge notes which were repaid with the proceeds of Hain's initial public offering.

(2) As adjusted to give effect to the sale of 2,500,000 shares of Common Stock in the Offering by the Company and the application of the net proceeds therefrom as described in "Use of Proceeds" and the receipt of $348,062 by the Company upon the exercise of options by certain Selling Stockholders.

            SELECTED HISTORICAL FINANCIAL INFORMATION FOR WESTBRAE
                   (In thousands, except per share amounts)

     The following table sets forth selected historical financial information for Westbrae for the periods indicated. The selected historical financial information for each year in the three-year period ended December 31, 1996 is derived from the audited consolidated financial statements of Westbrae for each such year. The selected historical financial information for the nine-month periods ended September 30, 1996 and 1997 is derived from the unaudited financial statements of Westbrae for such periods. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been made. The selected financial information should be read in conjunction with the financial statements of Westbrae and the related notes thereto incorporated by reference in this Prospectus.

                                                  Year ended December 31,  Nine Months Ended September 30,
                                                 1994       1995       1996               1996        1997
                                               ---------  ---------  ---------          ---------  -----------
Statements of Income Information
Net sales   ................................. $24,892    $28,836    $32,583            $25,378      $27,230
Cost of sales  ..............................  16,059     18,374     20,143             15,728       16,280
                                               -------    -------    -------            -------     -------
Gross profit   ..............................   8,833     10,462     12,440              9,650       10,950
Selling, general and administrative expenses    8,168      9,676     10,822              8,453        9,430
                                               -------    -------    -------            -------     -------
  Operating income   ........................     665        786      1,618              1,197        1,520
Interest expense  ...........................    (257)      (259)      (266)              (203)        (136)
Other income, net ...........................     148         89          9                  5           13
                                               -------    -------    -------            -------     -------
Income before provision for income taxes  ...     556        616      1,361                999        1,397
Provision for income taxes (1)   ............      18         14        158                105          170
                                               -------    -------    -------            -------     -------
Net income  .................................  $  538     $  602     $1,203            $   894      $ 1,227
                                               =======    =======    =======            =======     =======

------------
(1) The provision for income taxes has been reduced by $203,000, $231,000 and $516,000 for the years ended December 31, 1994, 1995 and 1996, respectively, to reflect the benefit from the utilization of net operating loss carryforwards. The effective income tax rates used for determining the income tax provision during the nine month periods ended September 30, 1996 and 1997 have been reduced for the impact of the expected utilization of net operating loss carryforwards.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion of each of Hain's and Westbrae's historical and pro forma results of operations and financial condition should be read in conjunction with the consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus or incorporated herein by reference. The following discussion and analysis covers periods before completion of the Acquisition. See "Risk Factors" and "Selected Historical and Pro Forma Financial Information" for a further discussion relating to the effect that the Offering and the Acquisition described herein may have on the Company.

     The following table sets forth, for the periods indicated, certain Consolidated Statements of Operations data as a percentage of net sales:

                                                        Year Ended June 30,
                                         --------------------------------------------------
                                                                                    Pro
                                                                                   Forma
                                            1995         1996         1997         1997
                                         -----------  -----------  -----------  -----------
Net sales   ...........................     100.0%       100.0%       100.0%       100.0%
Cost of goods sold   ..................      62.4         59.6         62.4         61.9
                                          -------      -------      -------      -------
Gross profit   ........................      37.6         40.4         37.6         38.1
SG&A expense   ........................      26.4         30.5         30.1         29.8
Depreciation and amortization of
 goodwill and other intangibles  ......       1.1          1.2          1.4          1.6
                                          -------      -------      -------      -------
Operating income  .....................      10.1          8.7          6.1          6.7
Interest expense and amortization
 of deferred financing costs  .........       3.0          3.2          3.3          4.2
                                          -------      -------      -------      -------
Income before income taxes    .........       7.1          5.5          2.8          2.5
Provision for income taxes    .........       3.0          2.4          1.2          1.0
                                          -------      -------      -------      -------
Net income  ...........................       4.1%         3.1%         1.6%         1.4%
                                          =======      =======      =======      =======

                                                     Three Months
                                                  Ended September 30,
                                         -------------------------------------
                                                                       Pro
                                                                      Forma
                                            1996         1997         1997
                                         -----------  -----------  -----------
Net sales   ...........................     100.0%       100.0%       100.0%
Cost of goods sold   ..................      62.9         60.4         59.7
                                          -------      -------      -------
Gross profit   ........................      37.1         39.6         40.3
SG&A expense   ........................      28.1         29.6         30.1
Depreciation and amortization of
 goodwill and other intangibles  ......       1.5          1.6          1.6
                                          -------      -------      -------
Operating income  .....................       7.6          8.4          8.5
Interest expense and amortization
 of deferred financing costs  .........       3.8          3.4          3.9
                                          -------      -------      -------
Income before income taxes    .........       3.8          5.1          4.6
Provision for income taxes    .........       1.6          2.2          1.9
                                          -------      -------      -------
Net income  ...........................       2.2%         2.9%         2.7%
                                          =======      =======      =======

Results of Operations of Hain

Three Months Ended September 30, 1997 Compared to Three Months Ended September 30, 1996

     On a pro forma basis, net sales were $26.1 million for the three months ended September 30, 1997. Hain's net sales increased 5.8% to $16.3 million in the 1997 quarter from $15.4 million in the 1996 quarter. The sales increase was largely attributable to the addition of the Weight Watchers dry and refrigerated product line, as well as the acquisition of Boston Better Snacks, offset by a decrease in rice cake sales. During the current quarter, the Company continued to experience softness in its rice cake product line. Sales of rice cake products amounted to $2.4 million (14.6% of total sales) in the current quarter compared with $3.8 million (24.6% of total sales) in the comparable quarter of the prior year. The Company believes that recent acquisitions reduce its reliance on rice cakes, and provide for a more stable and diversified sales mix.

     On a pro forma basis, gross profit was $10.5 million for the three months ended September 30, 1997. Pro forma gross margin percentage was 40.3%. Hain's gross profit increased 13.0% to $6.5 million in the 1997 quarter from $5.7 million in the 1996 quarter. Hain's gross margin percentage increased to 39.6% for the three months ended September 30, 1997 compared to 37.1% for the comparable quarter of the prior year. The increase in gross margin was attributable to a change in product mix and a reduction in warehousing and delivery expenses as a percentage of sales. The Company has recently adopted free on board pricing for substantially all sales, thereby reducing delivery expenses. This pricing policy also reduced net sales to a minor degree because free on board sales prices are lower than those for delivered items.

     On a pro forma basis, selling, general and administrative expenses were $7.8 million for the three months ended September 30, 1997. Hain's selling, general and administrative expenses increased 11.6% to $4.8 million in the 1997 quarter from $4.3 million in the 1996 quarter. Selling, general and administrative expenses as a percentage of net sales increased to 29.6% in the 1997 quarter from 28.1% in the 1996 quarter. The increase was primarily attributable to license fees associated with the Weight Watchers product line.

     On a pro forma basis, depreciation and amortization of goodwill and other intangible assets were $417,000 for the three months ended September 30, 1997. Hain's depreciation and amortization of goodwill and other intangible assets increased 14.2% to $258,000 in the 1997 quarter from $226,000 in the 1996 quarter primarily as a result of the amortization of goodwill associated with the acquisition of Boston Better Snacks in May 1997.

     On a pro forma basis, interest expense and amortization of deferred financing costs were $1.0 million for the three months ended September 30, 1997. Hain's interest expense and amortization of deferred financing costs decreased 5.2% to $551,000 in the 1997 quarter from $581,000 in the 1996 quarter.

     On a pro forma basis, provision for income taxes was $504,000 for the three months ended September 30, 1997. Hain's provision for income taxes increased 39.1% to $352,000 in the 1997 quarter from $253,000 in the 1996 quarter. A large portion of the Company's goodwill amortization is not deductible for financial and tax reporting purposes. Consequently, as pre-tax income increases, the effective income tax rate declines because goodwill amortization becomes a proportionately less significant element of expense. Income taxes as a percentage of pre-tax income amounted to 42.5% in the 1997 quarter compared to 43.0% in the 1996 quarter.

     On a pro forma basis, net income was $696,000 (or $0.07 per share) for the three months ended September 30, 1997. Hain's net income increased 41.7% to $476,000 (or $0.05 per share) in the 1997 quarter from $336,000 (or $0.04 per share) in the 1996 quarter, principally as a result of the aforementioned increase in sales and gross margin, offset by the increase in selling, general and administrative expenses.


Fiscal 1997 Compared to Fiscal 1996

     On a pro forma basis, net sales were $98.2 million for the twelve months ended June 30, 1997. Net sales of Hain for 1997 decreased by $3.2 million to $65.4 million as compared with $68.6 million in 1996. The sales decrease was principally attributable to a $10.5 million decrease in sales of rice cake products, offset in part by a full year of sales of the Estee division, which was acquired in November 1995 and sales of Weight Watchers products in the fourth quarter of fiscal 1997. The rice cake product category for Hain, as well as other sellers of the product (including Quaker Oats), has been under recent pressure from the growing market acceptance of other snack products and from increased competition. Hain is reacting by continuing to introduce new products in a variety of categories, with a goal of reducing reliance on rice cakes and generating a more diversified product sales mix. In addition, Hain believes that its recent license arrangement with respect to the Weight Watchers dry and refrigerated product lines and the acquisition of Weight Watchers and Boston Better Snacks (see Notes 3 and 4 of the Notes to Consolidated Financial Statements) will ultimately more than offset reduced rice cake sales.

     On a pro forma basis, gross profit was $37.4 million for the twelve months ended June 30, 1997. Pro forma gross margin percentage was 38.1%. Hain's gross profit for 1997 decreased by approximately $3.1 million to $24.6 million as compared to $27.7 million in 1996. Gross margin percentage decreased by approximately 2.8% in 1997 compared with 1996, principally due to a change in product mix and an increase in warehousing and delivery costs.

     On a pro forma basis, selling, general and administrative expenses were $29.3 million, or 29.8% of net sales for the twelve months ended June 30, 1997. Hain's selling, general and administrative expenses decreased by $1.3 million to $19.7 million in 1997 as compared to $20.9 million in 1996, principally as a result of lower sales promotional costs on lower sales levels. Such expenses, as a percentage of net sales, declined to 30.1% in 1997 from 30.5% in 1996.

     On a pro forma basis, interest and financing costs were approximately $4.1 million for the twelve months ended June 30, 1997. Interest and financing costs for 1997 decreased to $2.1 million from $2.2 million for 1996.

     On a pro forma basis, income before income taxes was approximately $2.4 million for the twelve months ended June 30, 1997. Hain's income before income taxes for 1997 was approximately $1.9 million as compared to $3.8 million in 1996. The decrease of $1.9 million is principally a result of the aforementioned decrease in gross profit offset in part by the decrease in sales promotional costs.

     On a pro forma basis, income taxes were $1.0 million for the twelve months ended June 30, 1997. Hain's income taxes decreased to $786,000 in 1997 from $1.6 million in 1996. The decrease in income taxes is substantially attributable to the decrease in income before taxes. Income taxes as a percentage of pre-tax income amounted to 42.4% in 1997 as compared to 43.3% in 1996.


Fiscal 1996 Compared to Fiscal 1995

     Net sales for 1996 increased by approximately $10.5 million to $68.6 million as compared with $58.1 million in 1995. The sales increase was primarily attributable to the acquisition of Estee in November 1995.

     Gross profit for 1996 increased by approximately $5.8 million to $27.7 million as compared to $21.9 million in 1995, principally as a result of increased sales. Gross profit percentage increased by approximately 2.8% in 1996 compared with 1995 principally because of a sales price increase on one of the Company's major product lines and more efficient production by co-packers.

     Selling, general and administrative expenses increased $5.6 million to $20.9 million in 1996 as compared to $15.3 million in 1995, principally as a result of increased promotional activity in connection with the introduction of new products. Such expenses, as a percentage of net sales, were 4.1% higher than in 1995, reflecting the aforementioned increased promotional activity. The integration of Estee did not result in any significant increases in the Company's general and administrative expenses.

     Interest and financing costs for 1996 increased $448,000 to $2.2 million as compared to $1.8 million for 1995, principally because of debt incurred in connection with the acquisition of Estee in November 1995. The increase was offset, in part, by the early retirement of a term loan in November 1994, with the proceeds from the exercise of the warrants and lower interest rates.

     Income before income taxes for 1996 decreased $356,000 to $3.8 million from $4.1 million in 1995, principally as a result of the aforementioned increase in the level of promotional spending offset in part by the increase in gross profit based on higher net sales in 1996.

     Income taxes decreased to $1.6 million in 1996 from $1.8 million in 1995. The decrease in income taxes is substantially attributable to the decrease in income before taxes.


Results of Operations of Westbrae

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

     Net sales for the nine months ended September 30, 1997 were $27.2 million compared to $25.4 million in the prior year's period, an increase of 7.3%. New product introductions in 1997 did not reach the level of 1996, when Westbrae had its largest product introduction, non dairy half gallons. However, continued increases in the sales level of Westbrae's non dairy beverages and canned products, accounted for the increase over the prior year.

     Gross profit of Westbrae was $10.9 million or 40.2% of sales for the nine months ended September 30, 1997 compared to $9.7 million or 38.0% of sales in 1996. The gross margin increase of 2.2% was caused by a positive change in product mix during 1997 toward Westbrae's higher margin product categories. In addition, Westbrae's new product offerings provide better margins than previous products.

     Selling, general and administrative expenses were $9.4 million or 34.6% of sales for the nine months ended September 30, 1997 compared to $8.5 million or 33.3% of sales in the comparable period of 1996. The increase was due largely to programs with distributors and retailers to promote Westbrae's products at attractive retail prices.

     The Company had net interest and other expense of $123,000 in the nine months ended September 30, 1997 compared to net interest and other expense of $198,000 in the prior year's comparable period. The Company recorded $170,000 of income tax expense, representing state tax and the Federal alternative minimum tax, in the nine months ended September 30, 1997.

     As a result of the above, Westbrae recorded net income of $1.2 million (or $0.19 per share) for the nine months ended September 30, 1997, an increase of 37% over the nine months ended September 30, 1996 in which Westbrae recorded net income of $894,000 (or $0.14 per share).


Fiscal 1996 Compared to Fiscal 1995

     Net sales for the year ended December 31, 1996 were $32.6 million, an increase of 13.0% from net sales of $28.8 million in the prior year. The sales increase for the year reflects several important marketing strategies adopted by Westbrae as described herein. Westbrae's canned products sales grew by over 30% for the year largely due to additional attractive offerings in this category. During 1996, Westbrae introduced canned organic vegetables and semi-condensed soups. Westbrae has built brand equity in its extensive lines of canned goods and has grown to be among the natural food industry's leaders in this product category through significant product introductions during the last two years.

     Westbrae's non dairy beverage business experienced significant growth due to the introduction of six varieties of its Westbrae non dairy beverages in a half gallon size container. Westbrae is the only producer of non dairy beverages in half gallons in the natural food marketplace and believes that consumer acceptance of this size product should grow to mirror that of dairy milk products. Westbrae's established non dairy products also continued their record of year over year growth.

     Gross profit of Westbrae was $12.4 million or 38.2% of sales for the year ended December 31, 1996 compared to $10.5 million or 36.3% of sales in 1995. The 1.9% improvement in gross profit margin reflects Westbrae's objective of formulating new products (and when possible, reformulating existing products) to produce better gross margins.

     Selling, general and administrative expenses were $10.8 million or 33.2% of sales for the year ended December 31, 1996 compared to $9.7 million or 33.6% of sales in 1995. The increase was due almost entirely to increased variable expenses, principally promotional expenditures with retailers and distributors to promote Westbrae's products at attractive retail prices. Westbrae believes these expenditures contributed to the generation of increased revenue. The non-variable component of Westbrae's selling, general and administrative expenses remained level with the prior year.

     Westbrae had net interest expense of $266,000 in 1996 compared to net interest expense of $259,000 in the prior year. The interest expense arises from regular payments on Westbrae's Subordinated Notes as well as short term borrowing under Westbrae's line of credit. Westbrae had other income (net) of $9,000 in 1996 compared to $89,000 in 1995. During 1995, Westbrae recorded $83,000 of income from an adjustment to the valuation reserve recorded against the receivable from the purchaser of Westbrae's Fine Baked Products operations. This note was fully collected in 1995 and no additional income was recognized in 1996.

     Westbrae recorded income tax expense of $158,000 for the year ended December 31, 1996. Westbrae's state net operating loss carry forward was fully utilized early in 1996 and state income taxes were accrued on the balance of Westbrae's income.

     Provision was also made for Federal alternative minimum tax.

     As a result of the above items, Westbrae recorded net income of $1.2 million (or $0.19 per share) for the year ended December 31, 1996. In the year ended December 31, 1995, Westbrae had net income of $602,000 (or $0.10 per share).


Fiscal 1995 Compared to Fiscal 1994

     Net sales for the year ended December 31, 1995 were $28.8 million, an increase of 15.8% over net sales of $24.9 million in the prior year. A major contribution to the increased level was the introduction of Chocolate Chip Classic and Cookie Classic reduced fat cookies. These cookies, in ten flavors, accounted for over $2.5 million of net sales in 1995. Westbrae's non dairy beverages also experienced a significant increase of approximately 19.0% during 1995.

     Gross profit of Westbrae was $10.5 million or 36.3% of sales for the year ended December 31, 1995 compared to $8.8 million or 35.5% of sales in 1994. Margins on Westbrae's non dairy beverages improved somewhat from 1994, offsetting increased costs of Japanese products due to the weakened dollar early in the year.

     Selling, general and administrative expenses were $9.7 million or 33.6% of sales for the year ended December 31, 1995 compared to $8.2 million or 32.8% of sales in 1994. The increase was due largely to marketing expenses incurred to promote Westbrae's products. In 1995, Westbrae began its first consumer magazine advertising program with placements in seven healthy lifestyle magazines. In addition, Westbrae sponsored a promotion in conjunction with Dr. Earl Mindell's book "The Soy Miracle." Westbrae provided displays to most natural food stores in the country and gave the book to consumers who purchased Westbrae's soy beverages.

     Westbrae had net interest expense of $259,000 in 1995 compared to net interest expense of $257,000 in the prior year. Westbrae had other income
(net) of $89,000 in 1995 compared to $148,000 in 1994. In both years, this arose largely from an adjustment to the valuation reserve recorded against the receivable from the purchaser of Westbrae's Fine Baked Products operations, $83,000 in 1995 and $256,000 in 1994.

     Westbrae recorded income tax expense of $14,000 which represents alternative minimum tax, in the year ended December 31, 1995 while there was $18,000 of income tax expenses for the year ended December 31, 1994.

     As a result of the above items, Westbrae recorded net income of $602,000 (or $0.10 per share) for the year ended December 31, 1995. In the year ended December 31, 1994, Westbrae had net income of $538,000 (or $0.09 per share).


Quarterly Results

     The following tables presents unaudited quarterly operating results for Hain and Westbrae. In the opinion of management, this information has been prepared on the same basis as the audited Consolidated Financial Statements included in this Prospectus and includes all adjustments (consisting of only normal recurring accruals) that management considers necessary for a fair presentation of the results for such periods. Such quarterly results are not necessarily indicative of the results of operations for any future period. The Company's results of operations have fluctuated and may continue to fluctuate from period to period, including on a quarterly basis.

                                        1996 Quarters Ended
                            -------------------------------------------
Hain                         Sept. 30    Dec. 31    Mar. 31    June 30
----                        ----------  ---------  ---------  ---------
                                          (in thousands)
Consolidated Statements of
 Operations:
Net Sales  ...............    $13,527    $18,122    $17,218    $19,739
Gross profit  ............      5,364      7,355      6,812      8,191
Net income    ............        426        701        504        503
EPS  .....................    $   .05    $   .08    $   .06    $   .06

                                                                          1998 Quarter
                                        1997 Quarters Ended                  Ended
                            -------------------------------------------  -------------
Hain                         Sept. 30    Dec. 31    Mar. 31    June 30     Sept. 30
----                        ----------  ---------  ---------  ---------  -------------
Consolidated Statements of
 Operations:
Net Sales  ...............    $15,437    $17,117    $13,623    $19,176      $16,336
Gross profit  ............      5,729      6,578      5,030      7,235        6,474
Net income    ............        336        428         33        272          476
EPS  .....................    $   .04    $   .05    $   .00    $   .03      $   .05

                               1995 Quarters                                                            1997 Quarters
                                   Ended                      1996 Quarters Ended                           Ended
                            --------------------  -------------------------------------------  -------------------------------
Westbrae                     Sept.30    Dec. 31    Mar. 31    June 30    Sept. 30    Dec. 31    Mar. 31    June 30    Sept. 30
--------                    ---------  ---------  ---------  ---------  ----------  ---------  ---------  ---------  ---------
                                                                      (in thousands)
Consolidated Statements of
 Operations:
Net Sales  ...............  $ 7,066     $7,950     $8,100     $9,091     $8,188      $7,204     $8,098     $9,404     $9,728
Gross profit  ............    2,645      2,918      3,038      3,460      3,152       2,790      3,163      3,770      4,017
Net income    ............      158        195        258        313        324         308        283        424        519
EPS  .....................  $   .03     $  .03     $  .04     $  .05     $  .05      $  .05     $  .04     $  .07     $  .08

Liquidity and Capital Resources

     In October 1997, in connection with the Acquisition, the Company and IBJ Schroder Bank & Trust Company entered into the New Credit Facility providing for a $30 million term loan and a $10 million revolving credit line. The New Credit Facility replaced the Company's existing $18 million facility with the same bank which provided for a $9 million term loan and a $9 million revolving credit line. Borrowings under the facility bear interest at rates equal to, at the Company's option, either (i) 0.75% over the bank's base rate or (ii) 2.75% over the Eurodollar Rate. The term loan is repayable in quarterly principal installments, commencing December 31, 1997 through maturity of the New Credit Facility on September 30, 2003. Pursuant to the revolving credit line, the Company may borrow up to 85% of eligible trade receivables and 60% of eligible inventories. Amounts outstanding under the New Credit Facility are collateralized by principally all of the Company's assets. The New Credit Facility also contains certain financial and other restrictive covenants. The Company borrowed the full $30 million term loan to fund the cash purchase price and related costs of the Acquisition and to repay certain existing debt of the Company and Westbrae. Of the $10 million available under the Company's revolving credit line, $2.0 million was outstanding at October 27, 1997. From time to time, because of inventory requirements, the Company may utilize a portion of the revolving credit line.

     The Company's 12.5% Subordinated Debentures (the "Debentures") mature on April 14, 2004 and require principal payments of approximately $1.9 million on October 14, 2000, and of approximately $2.3 million, $2.1 million and $2.1 million, respectively, on April 14 of 2002, 2003 and 2004.

     The aggregate long-term debt service requirements for the year ending September 30, 1998 are approximately $7.2 million, which includes proceeds from collections of certain receivables from the sale of equipment, which are required to be utilized for pre-payments of the term loan. The Company anticipates that cash flow from operations will be sufficient to meet all of its debt service and operating requirements.

     Working capital at June 30, 1997 amounted to approximately $4.5 million, which is adequate to serve the Company's operational needs. The Company purchases its products from independent co-packers and does not intend to invest in plant or equipment relating to the manufacture of products for sale. Consequently, additions to property and equipment are not expected to be material in future periods. The Company's New Credit Facility and Debentures impose limitations on the incurrence of additional indebtedness and require that the Company comply with certain financial tests and restrictive covenants. As at June 30, 1997, the Company was in compliance with such covenants. The financial covenants were restructured in October 1997 upon closing of the New Credit Facility in connection with the acquisition of Westbrae.

     Notwithstanding the significant cash demands created by the Acquisition, the Company believes that cash provided by operations and amounts available under the New Credit Facility will be sufficient for the foreseeable future to finance its operations, service interest payments on its debt and fund capital expenditures.


Seasonality

     Sales of food products consumed in the home generally decline to some degree during the summer vacation months. However, the Company believes that such seasonality has a limited effect on operations.


Inflation

     The Company does not believe that inflation had a significant impact on the Company's results of operations for the periods presented.

                                   BUSINESS

General


     The Company markets and sells dry, refrigerated and frozen specialty food products under brand names which are sold as "better-for-you" products. The product categories encompass natural and organic foods, medically-directed foods, weight management and portion-control foods, and kosher foods. These products are sold primarily to specialty and natural food distributors and are marketed nationally to supermarkets, natural food stores, and other retail classes of trade. The Company's products are produced by co-packers using proprietary specifications and formulations controlled by the Company.

     As a leading natural and organic food company, the Company sells a full line of products under its "Hain Pure Foods", "Westbrae Natural", "Westsoy", "Little Bear", "Bearitos" and "Farm Foods" brands. Specialty food products include cooking oil and condiment products under its "Hollywood" brand; sugar-free, medically-directed food products under its "Estee" brand (all of which carry the logo of the American Diabetes Association); low-sodium food products under its "Featherweight" brand; weight management and portion-control foods under the "Weight Watchers" brand; frozen kosher food products under its "Kineret" and "Kosherific" brands; regular and reduced fat snack products under its "Boston Better Snacks" brand; and dry milk products under the "Alba" brand. The Company's brand names are well-recognized in the various market categories they serve. The Company has acquired these brands over the past four years, and seeks to grow through internal expansion, as well as the acquisition of complementary brands in the future.


Recent Acquisitions

     The Company was organized in 1993 for the purpose of acquiring and marketing specialty food brands. The following is a description of the Company's acquisitions in 1997.

       Westbrae. In October, 1997, the Company acquired Westbrae, a marketer of over 300 high quality natural and organic food and snack products. Westbrae is the natural food industry market leader in milk substitute beverages, the largest single natural food category. Westbrae's and Hain Pure Foods' complementary products combine to lead six of the fifteen top-selling natural food categories. The combination provides for economies of scale in production, marketing and distribution.

       Weight Watchers. In March, 1997, the Company entered into agreements for the rights to manufacture, market and sell substantially all Weight Watchers brand dry and refrigerated products, as well as to introduce new products, under license from Heinz. The licensing agreement with Heinz is for five years and is renewable under certain circumstances. Weight Watchers dry grocery weight management products have enhanced the Company's position in one of its key specialty food market segments. They are sold and merchandised in similar channels and sections as the Company's Estee and Featherweight brands. According to ACNielsen syndicated research, the Company now has approximately a 60% market share of the medically-directed/weight management section of supermarkets on a national basis.


       Alba. The Company acquired the Alba brand from Heinz in July 1997. Alba markets dry milk, shake, and cocoa products. Alba is marketed primarily through specialty food distributors and has its greatest strength on the East Coast. It is frequently merchandised in the same section as Weight Watchers, Estee and Featherweight, although it also has penetrated other supermarket sections carrying powdered beverages. Heinz marketed Alba through its weight management centers for many years, affording it consumer brand synergy with Weight Watchers.


       Boston Better Snacks. In May, 1997, the Company acquired the assets of Boston Better Snacks, a marketer of high-quality popcorn and chip snack products. Boston Better Snacks' direct-store-delivery ("DSD") route system primarily serves the New England and Mid-Atlantic regions and provides new distribution opportunities for other Company brands. Boston Better Snacks' DSD route system is primarily conducted through Snyder's of Hanover, a large snack food company. This system provides just-in-time inventory replenishment for all of Boston Better Snacks' products.

Industry and Market Overview

Natural and Organic Foods

     Natural foods are defined as foods which are minimally processed, completely free of artificial ingredients, preservatives, and other non-naturally occurring chemicals, and in general are as near to their whole, natural state as possible. Organic products are certified to be grown without the use of pesticides, bio-engineering, or any other adulteration. Retail sales in the natural products market is estimated by Natural Foods Merchandiser at $11.5 billion in 1996, including vitamin and mineral supplements, grocery products, produce, and health and beauty care. The market for organic products is growing at an annual rate of over 20%, and is projected to reach approximately $3.0 billion in 1997 according to Supermarket News. The Company believes that this growth is being propelled by several factors, including (i) consumer concern over the purity and safety of foods due to the presence of pesticide residues, artificial ingredients and other chemicals, (ii) consumer awareness of the link between diet and health, and
(iii) consumer awareness of environmental issues. Independent research reveals that 62% of all adults are highly concerned about food content and that 58% of all adults purchased at least one natural food item in the last year. According to ACNielsen, natural food consumers are generally better educated and more affluent, as well as brand-loyal. The proliferation of natural food supermarkets, including Whole Foods and Wild Oats, are helping to fuel industry growth. Sales from natural foods supermarkets accounted for 51% of total natural foods sales in 1996.

Medically-Directed/Weight Management Foods

     The market for medically-directed/weight management foods is growing as the average age of the American population and the number of overweight Americans increase. Over 90 million people attempted to diet in 1996, 25% above 1995. Over 70% of all food and drug shoppers seek to improve their diets, and over 80% of all adults aged 50 and over seek to limit their sugar and salt intake. The American Diabetes Association now advocates a low-fat diet for people with diabetes. Continued demand for sugar- and sodium-restricted foods is expected to fuel growth of the $90 million medically-directed/weight management dry grocery supermarket category.

Kosher Foods

     Consumers who specifically purchase kosher food products represent a $2.3 billion market. The appeal of kosher foods now transcends the historic consumer base of consumers buying kosher foods for religious reasons, growing to include those who buy kosher foods because they perceive them to be more healthful.

Supermarket Distribution Channel

     Supermarkets typically acquire many of their specialty food products through distributors. According to Arthur D. Little, Inc., this is due to demand for variety and service, while minimizing inventory and handling costs. During 1997 several distributors consolidated, providing increased distribution capabilities in broader geographic areas, resulting in the Company streamlining its sales efforts. Specialty foods appeal to supermarkets for the following reasons: (i) the ability of distributors to supply continuous retail replenishment, (ii) the need for supermarkets to expand product assortments, (iii) the higher profit margins associated with specialty foods as opposed to mainstream grocery products, and (iv) the reduced labor costs for services specialty foods distributors can provide.


Business Strategy

     The Company's mission is to be the leading marketer and seller of specialty food products, with a strong commitment to total quality management in all departments. The Company intends to build sales and improve operating results by investing in product development and building brand equity. The combined strength of its growing portfolio of brands has increased its importance with manufacturers, brokers, distributors and retailers. The Company believes it therefore has competitive advantages. The following are key elements of the Company's business strategy:

Continue Growth Through Mergers and Acquisitions

     The Company is committed to pursuing acquisitions, joint ventures, and strategic alliances that are synergistic with its current portfolio of brands, both domestically and internationally. This will increase the Company's importance to its customers. The fragmented nature of the specialty foods industry provides opportunities for favorable acquisitions. However, there can be no assurance that the Company will consummate any such agreement.

Invest in Brands and Consumer Awareness

     The core of the Company's success is the endurance and growth potential of its brands. The Company will continue to invest in its brand equity in order to increase consumer awareness and market share. Each acquisition to date has been of brands with strong consumer loyalty. The Company plans for the timely introduction of new products, repositioning of products poised for growth, improvement of product formulations and support of core product categories. For example, Estee's new line of Smart Treats products were the first low-fat and sugar-free foods and snacks marketed to both diabetic and mainstream consumers.

Outsource Manufacturing

     The Company outsources all manufacturing in order to enhance margins and return on capital. This enables the Company to seek the most proficient manufacturers of specific products. The Company utilizes more than one source for products in most key categories. The Company controls standardized formulations and maintains strong quality assurance and control procedures, to assure a consistent product and source of supply.

Leverage Economies of Scale in Production and Logistics

     Many of the Company's key product categories are shared among two or more of its brands. This increases production economies, as well as leverage with co-packers, as product quantities are substantially greater than for one brand alone. This strategy promotes higher profit margins and general co-packer cooperation. Economies of scale in ingredients, packaging and other product-related costs are sought and aggressively managed. Costs are similarly managed at all public warehouse facilities, and deliveries of multiple brands are similarly coordinated to reduce freight and improve product competitiveness.

Develop Export Opportunities

     The Company increased its focus on export opportunities in 1997 and has met with increasing demand throughout North America, South America, Europe and Asia. The Company will focus on export opportunities not requiring significant investment in custom packaging until sales are well established, as well as those where product demand is already high. The Company anticipates continuing the use of distributors for delivery of its products to these export markets.

Products

     The Company has over 700 stock keeping units ("SKUs") which target a broad range of consumer preferences. The Company's products are divided into the following main categories:

       Product Line                Brand Name                 Product Description
---------------------------   ---------------------   -----------------------------------
Natural and Organic Foods     (1) Hain Pure Foods     All natural dry, refrigerated and
                                                      frozen foods, including rice
                                                      cakes, expeller-pressed oils, con-
                                                      diments and snacks, and selected
                                                      organic products. Founded in
                                                      1926.

                              (2) Farm Foods          All natural frozen foods, includ-
                                                      ing Pizsoy non-dairy pizza.

                                                      Frozen chili made with organic
                                                      beans. Introduced in 1997.

                                                      Ice Bean non-dairy ice cream
                                                      products in pints and novelties.

       Product Line                     Brand Name                     Product Description
---------------------------   ------------------------------   ------------------------------------
                              (3) Westbrae Natural/Westsoy     Organic soy and rice non-dairy
                                                               beverages, as well as soups,
                                                               beans and snacks.

                              (4) Little Bear/Bearitos         Organic snack foods and canned
                                                               products.
----------------------------------------------------------------------------------------------------
Medically-Directed/Weight     (1) Estee                        Complete line of sugar-free
 Management Foods                                              foods and snacks.

                              (2) Featherweight                Low-sodium products for people
                                                               on sodium-restricted diets.

                              (3) Alba                         Dry milk, shake, and cocoa products.

                              (4) Weight Watchers              Dry and refrigerated portion
                                                               controlled foods.
-----------------------------------------------------------------------------------------------------
Kosher Foods                  Kineret                          Frozen kosher foods which meet
                                                               the requirements of the Orthodox
                                                               Union of Rabbis.
-----------------------------------------------------------------------------------------------------
Other Specialty Foods         (1) Hollywood                    Vitamin E-enhanced cooking
                                                               oils, as well as carrot juice,
                                                               mayonnaise and margarine.

                              (2) Boston Better Snacks         High-quality popcorn and chip snacks;
                                                               primarily New England and Mid-Atlantic
                                                               distribution.

Customers

     The Company's customers include retail and wholesale classes of trade nationally, consisting principally of specialty and natural food distributors, grocery retailers and wholesalers, and kosher food distributors. The Company also has increased its presence in chain drug, mass merchandisers, and military segments during 1997. United Natural Foods and Tree of Life accounted for 18.4% and 13.8%, respectively, of the Company's pro forma fiscal year 1997 sales.

Sales and Marketing Structure

     With the completion of the acquisition of Westbrae, the Company will be organized into three strategic business units: the Specialty Foods Division, the Natural Foods Division, and the Snack Foods Division. Each division will be run by an experienced manager with at least 15 years of industry experience and will have its own sales department, whose personnel are experienced in their areas of responsibility. Each division also will have marketing support consisting of sales planning, promotion planning, and category management personnel, all of whom will share resources and research. Financial and operations support for the divisions will be located at the Company's principal executive offices in Uniondale, New York.

     The Specialty Foods Division has two regional vice presidents, each managing three geographically-dispersed region directors. Region directors are responsible for Company sales to classes of trade other than natural foods distributors and retailers. The region directors supervise a national group of approximately 70 food brokers, who act as commissioned sales representatives and field marketers on the Company's behalf. These food brokers work on a non-exclusive basis, although they may not represent competitors of the Company. The marketing department for this division is run by a seasoned executive with 15 years of brand management experience, who supervises the department brand managers.

     The Natural Foods Division, located in Carson, California, has a vice president of sales managing six region directors. The division calls on its natural food distributors and key retailers directly and utilizes natural food brokers on a reduced commission basis to execute programs and merchandising strategies at the retail level. The marketing department of this division is headed by an experienced manager who has been with Westbrae for over six years.

     The Snack Foods Division has two regional managers who supervise the division's DSD route system. Sales support for this division is shared with the Specialty Foods Division.


Marketing and Category Management

     The Company's advertising and promotional programs have grown the Company's brand awareness and equity by using a customized campaign of integrated marketing communications. These elements include packaging, trade and consumer advertising and sales promotion including couponing, public relations, and interactive marketing. The Hain Pure Foods brand has launched a new initiative called "HEY! Read our Labels!"(SM) to capitalize on growing consumer concern with food ingredients. The Company will also benefit from the marketing efforts of Heinz for its Weight Watchers centers, involving the launch of a new weight management program called 1-2-3 Success. This program will be referenced on all new Weight Watchers packaging. Sarah Ferguson, the former Duchess of York, is the spokesperson for Weight Watchers International in a campaign which began in September 1997.

     The industry's emphasis on category management and efficient consumer response has been addressed by the Company's investment in syndicated sales data. This data is accumulated by ACNielsen and other third-party research firms, primarily using point-of-purchase scanner technology. This data is then developed by Company personnel into proprietary category management programs for customers. These programs are designed to improve profitability of the sections occupied by the Company's brands. The Company has been appointed "category captain" by certain major grocery chains, indicating the Company's responsibility to develop planograms, often involving four feet of shelf space per brand, to maximize retailer profits.


Manufacturing

     All of the Company's products are manufactured by non-affiliated co-packers. The co-packers produce, supply or package the Company products and must comply with strict ingredient and processing standards established by the Company. The Company selectively consolidates its co-packing arrangements for its products to obtain efficiencies. Pursuant to its co-packing arrangements, the Company purchases substantially all of its products as finished goods. Accordingly, the Company's inventories of raw materials and packaging are not significant.

     The Company presently obtains all of its requirements for Hain rice cakes from two co-packers, a substantial portion of its Weight Watchers refrigerated products from one co-packer and all of its Hollywood cooking oils from one co-packer. The Company believes that alternative sources of supply are available if co-packing arrangements with its suppliers were to be terminated by the Company or the co-packers. However, there can be no assurance that alternative sources of supply would be able to meet the requirements of the Company.


Technical Services

Quality Assurance and Control

     The Company has dedicated itself to conforming to GMP (Good Manufacturing Practice) standards at all of its co-packing facilities. Systematic procedures are in place and regulated by an experienced technical staff based on-site at the Company and supplemented by independent laboratory analysis.

     The Company audits and inspects all co-packing facilities and warehouses. The Company uses both open- and Julian code dating on all products, and products are retained from each production run. Products are not released from co-packers to warehouses until the quality control team has evaluated and released the product.


Research and Development

     Research and development, located in Carson, California, works to develop new products and improve existing products. A seven-person team averaging 20 years of experience works together to keep the Company innovative in product development.

Competition

     The Company faces competition in marketing all of its brands and competes with small specialty food companies in specific categories, large grocery products companies and suppliers of private label products. Hain Pure Foods and Westbrae compete with a variety of other natural food companies, including Health Valley. The Hain Pure Foods business also competes with Quaker Oats and Orville Redenbacher in its rice cake business. Hollywood competes with other mainstream oils, but retains its leadership in safflower and peanut oils. Canola oil is a price-driven commodity in which Hollywood faces strong competition. Estee has one major competitor which markets largely duplicative products. It faces strong competition in sugar-free candy, which is marketed outside the medically-directed section of supermarkets. Weight Watchers competes for its share of consumer spending with the many companies offering reduced fat foods. Kineret competes with other frozen food companies, and faces its strongest competition in fish and potato products. Boston Better Snacks faces competition from a variety of popcorn and chip manufacturers.


Government Regulations

     The Company's products are subject to various federal, state and local laws governing the production, sale, advertising, labeling and ingredients of food products. Although the Company believes it and its distributors and co-packers are currently in compliance with all material federal, state and local governmental laws and regulations, there can be no assurance that the Company, its distributors and co-packers will be able to comply with such laws and regulations in the future or that new governmental laws and regulations will not be introduced which would prevent or temporarily inhibit the development, distribution and sale of the Company's products to consumers. If any of the Company's distributors or co-packers were to violate any such law or regulation, it could result in fines, recalls, seizure or confiscation of products marketed by the Company.

     The Company has, to its knowledge, complied with all current food labeling and packaging requirements, including significant labeling requirements that became effective during 1994.

     The Company has not experienced any regulatory problems in the past and has not been subject to any fines or penalties. No assurance can be given, however, that future changes in applicable law, regulations or the interpretation thereof will not necessitate significant expenditures or otherwise have a material adverse impact on the Company, particularly if the Company alters its strategy and directly manufactures its own products.


Employees

     As of September 30, 1997, Hain employed a total of 57 full-time employees. The Company's employees are not represented by any labor union. The Company believes that its relations with its employees are good.


Properties

     The Company's corporate headquarters are located in 10,000 square feet of leased office space located at 50 Charles Lindbergh Boulevard, Uniondale, New York. This lease commenced on August 15, 1994 and, during 1997, was extended to February 2002. The current annual rental is approximately $231,000. The Company's Kineret Foods 7,000 square foot warehouse and distribution center is located in East Hills, New York. This lease, which provides for annual net rental of approximately $40,000, was renewed during 1997 and expires in August 1999. The Company's Boston Better Snacks 10,000 square foot warehouse and distribution center is located in Foxboro, Massachusetts. This lease is for a three-year term and commenced on June 1, 1997. The current annual rental is approximately $73,000. Approximately 4,000 square feet of this space is sub-leased to a major distributor of the Company's Boston Popcorn business for the same three-year term at a current annual rental of $31,000.

     The Company warehouses its products (other than its Boston Better Snacks and Kineret products) in bonded public warehouses from which it makes deliveries to customers.


Legal Proceedings

     The Company is from time to time involved in litigation incidental to the conduct of its business. The Company is not currently a party to any litigation which in the opinion of management is likely to have a material adverse effect on the Company's business, results of operations or financial condition.

     Westbrae entered into a financial advisory services agreement with a financial advisor in October 1995, which provided that, if a "sale" of Westbrae were consummated during its term, such financial advisor would be entitled to certain fees. Pursuant to a letter dated August 8, 1996, Westbrae terminated such agreement, and pursuant to the terms of such agreement, all obligations thereunder terminated twelve months following receipt of notice. Notwithstanding the foregoing, the financial advisor has delivered an invoice for fees and expenses of approximately $1.0 million, and the Company has responded setting forth its belief that no amounts are due and owing other than possibly certain expenses incurred during the term of Westbrae's engagement of such financial advisor. In accordance with the position taken by Westbrae prior to the Acquisition, no provision has been made by the Company for any fee that may be payable in connection with such financial services agreement.

                                  MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information regarding the directors and executive officers of the Company as of October 27, 1997:

Name                                Age    Position
----                                ---    --------
Irwin D. Simon   ...............    38     President, Chief Executive Officer and Director
Jack Kaufman  ..................    58     Chief Financial Officer, Treasurer and Assistant Secretary
Benjamin Brecher    ............    47     Vice President-Operations
Ellen Deutsch    ...............    36     Senior Vice President-Sales and Marketing
Andrew Jacobson  ...............    37     President-Natural Foods Division
Andrew R. Heyer  ...............    40     Chairman of the Board of Directors
Beth L. Bronner  ...............    46     Director
William A. Carmichael  .........    52     Director
William J. Fox   ...............    41     Director
Jack Futterman   ...............    64     Director
Barry Gordon  ..................    52     Director
Steven S. Schwartzreich   ......    49     Director

     Mr. Simon has been a Director, President and Chief Executive Officer of the Company since its inception and is its founder. From December 1990 through December 1992, Mr. Simon was employed in various marketing capacities with Slim-Fast Foods Company ("Slim Fast"), a national marketer of meal replacement and weight loss food supplements with annual revenues in excess of $500 million. His duties initially involved sales and marketing for the frozen and dairy divisions of Slim Fast, which included establishing and implementing marketing strategies and establishing a distribution system throughout the United States. In March 1992, Mr. Simon became Vice President of Marketing for Slim Fast. From 1986 through 1990, Mr. Simon was employed by The Haagen-Dazs Company, a division of Grand Metropolitan, plc. Haagen-Dazs is a manufacturer and distributor of premium ice cream and related products. Mr. Simon held a number of sales and marketing positions, including Eastern Regional Director of Haagen-Dazs Shops, the entity managing a majority of the franchisee system and all company-owned retail shops.

     Mr. Kaufman is a certified public accountant and has been Chief Financial Officer, Treasurer and Assistant Secretary of the Company since February 1994. During 1992 and part of 1993, Mr. Kaufman was a financial executive for JWP, Inc. From 1988 to 1991, Mr. Kaufman was Executive Vice President of Sterling Commercial Capital, Inc., a small business investment company, and from 1976 to 1987 he was Chief Financial Officer of Waldbaum, Inc., a regional supermarket chain.

     Mr. Brecher has been Vice President-Operations of the Company since November 1993. Mr. Brecher was an officer and director of Kineret Kosher Foods from 1974 until its acquisition by the Company in November 1993.

     Ms. Deutsch has been Senior Vice President-Marketing of the Company since April 1996 and Senior Vice President-Sales and Marketing since April 1997. Prior to May 1996, Ms. Deutsch was a principal of F&D Advertising Agency of Westbury, New York.

     Mr. Jacobson became President of the Natural Foods Division of the Company upon consummation of the Acquisition in October 1997. From November 1992 until October 1997, Mr. Jacobson was President of Westbrae's operational subsidiaries. Prior to November 1992, Mr. Jacobson spent approximately eight years in various divisional and corporate positions with Tree of Life, Inc., a major natural and specialty foods distributor. Mr. Jacobson serves on the board of the National Natural Foods Association.

     Mr. Heyer has been Chairman of the Board of Directors since he became a Director in November 1993 and a member of the Compensation Committee since 1994. Mr. Heyer has been a Managing Director of CIBC Wood Gundy Securities Corp., an affiliate of the Canadian Imperial Bank of Commerce and the successor to the Argosy Group, L.P. since August 1995. From February 1990 until August 1995, Mr. Heyer was a Managing Director of the Argosy Group, L.P., an investment banking firm that specialized in merger, acquisition, divestiture, financing, refinancing and restructuring transactions. Mr. Heyer also serves as a director of Hayes Wheels International, Inc. and Niagara Corporation.

     Ms. Bronner has been a Director since November 1993 and a member of the Compensation Committee since 1995. Ms. Bronner joined Citibank, N.A. in September 1996 as Vice President and Director of Marketing for the United States and Europe. From July 1994 to August 1996, Ms. Bronner was Vice President-Emerging

Markets of American Telephone & Telegraph Company Consumer Communication Services business. Ms. Bronner was President of the Professional Products Division of Revlon, Inc. from May 1993 until June 1994. From February 1992 to May 1993 she was Executive Vice President of the Beauty Care and Professional Products Division of Revlon, Inc. Ms. Bronner also serves as a director of Fortis, Inc.

     Mr. Carmichael has been a director since December 1995 and a member of the Audit Committee since 1996. Mr. Carmichael is a certified public accountant and member of the Illinois State Bar. He was Senior Vice President & Chief Accounting Officer of Sara Lee Corporation from 1991 until his retirement in 1993. From 1988 to 1990 he was Senior Vice President & Chief Financial Officer of the Beatrice Company. Mr. Carmichael is a director of several other companies, including Health O Meter Products, Inc., Cobra Electronics Corporation and The Golden Rule Insurance Company.

     Mr. Fox has been a Director since December 1996 and a member of the Audit Committee since December 1996. Mr. Fox has been Senior Executive Vice President since January 1997 and Executive Vice President and Chief Financial Officer of Revlon, Inc. and Revlon Consumer Products Corporation since 1992 and was elected as a director in November 1995 and September 1994, respectively. He has been Executive Vice President and Chief Financial Officer of Revlon Holdings Inc. since November 1991 and a Vice President since 1987. He has been Senior Vice President of MacAndrews & Forbes Holdings Inc. ("MacAndrews") since August 1990 and was Treasurer from February 1987 to September 1992. From April 1983 to February 1987, he held various positions at MacAndrews or its affiliates. Prior to April 1983, Mr. Fox was a certified public accountant at the international auditing firm of Coopers & Lybrand. Mr. Fox is a director of The Cosmetics Center, Inc.

     Mr. Futterman has been a Director since December 1996 and a member of the Compensation Committee since December 1996. Mr. Futterman retired as Chairman and Chief Executive Officer of the Pathmark Supermarket chain in March 1996. He joined Pathmark in 1973 as Vice President of its drugstore and general merchandise divisions and occupied a number of positions before becoming Chairman and Chief Executive Officer. Mr. Futterman is a registered pharmacist and former Chairman of the National Association of Chain Drugstores. He is a Director of Del Labs, Inc. and Party City, Inc., as well as several not-for-profit organizations.

     Mr. Gordon has been a Director since November 1993 and a member of the Audit Committee since 1995. Mr. Gordon has been President and a director of American Fund Advisors, Inc., a money management firm since 1980, and was elected Chairman of the Board thereof in 1987. In addition, Mr. Gordon is President of The John Hancock Global Technology Fund (a mutual fund specializing in telecommunications and technology securities) and a director of Winfield Capital Corporation, Robocom Systems, Inc. and Skyland Park Management, Inc., all of which are publicly traded companies.

     Mr. Schwartzreich has been a Director since November 1993. Mr. Schwartzreich has been Vice President and a director of Nassau Suffolk Frozen Food Co., Inc., a distributor of frozen food, ice cream and bakery products to retail stores, since 1973. He is currently the Chairman and President of the Hunts Point Cooperative Market located in New York City.

Executive Compensation

Summary of Cash and Certain Other Compensation

     The following table sets forth the compensation paid by the Company for services rendered during the three fiscal years ended June 30, 1997 to or for the accounts of the Chief Executive Officer and the other three most highly compensated officers.
                          Summary Compensation Table

                                            Annual Compensation                             Long-Term Compensation
                              -----------------------------------------------  ------------------------------------------------
                                                                                                    Awards
                                                                               ------------------------------------------------
                                                                                Restricted       Securities
          Name and             Fiscal                           Other Annual      Stock          Underlying         All Other
     Principal Position         Year      Salary      Bonus     Compensation      Awards           Options         Compensation
     ------------------      --------  ----------  ---------  --------------  ------------  -------------------  -------------
Irwin D. Simon (1) .........  1997      $200,000    $60,000        $5,400           --              20,000             --
 President, Chief             1996      $160,000    $52,000        $5,400           --              25,000             --
 Executive Officer            1995      $160,000         --        $5,400           --                  --             --
 and Director

Benjamin Brecher   .........  1997      $125,000    $37,500        $5,400           --             250,000 (2)         --
 Vice President-              1996      $125,000    $37,500        $5,400           --              10,000             --
 Operations                   1995      $125,000         --        $5,400           --              15,000             --

Ellen B. Deutsch (3)  ......  1997      $140,000    $10,000        $5,400           --              25,000             --
 Senior Vice President-       1996      $ 35,000    $     0        $1,350           --              20,000             --
 Sales & Marketing

Jack Kaufman ...............  1997      $100,000    $30,000        $5,400           --              50,000             --
 Chief Financial              1996      $100,000    $30,000        $5,400           --              10,000             --
 Officer, Treasurer and       1995      $100,000         --        $5,400           --                  --             --
 Assistant Secretary

------------
(1) Mr. Simon is employed pursuant to a three year employment agreement (which extended a prior employment agreement) which commenced on July 1, 1996, at annual base compensation of $200,000 with minimum annual increases of $25,000 on July 1, 1997 and July 1, 1998.
(2) Twenty percent of such options became exercisable on December 31, 1996, and an additional 20% become exercisable on December 31 of each of the next four years, provided Mr. Brecher remains employed by the Company.
(3) Ms. Deutsch commenced employment on April 1, 1996.


Stock Option Grants and Exercises

     The tables below set forth information with respect to grants of options to, and exercise of options by, the Chief Executive Officer and the three other most highly compensated executive officers of the Company, during the fiscal year ended June 30, 1997.

                       Option Grants in Last Fiscal Year

                                   Individual Grants
                            -------------------------------
                                                                                                 Potential Realizable
                                                % of Total                                         Value at Assumed
                                Options         Number of                                       Annual Rates of Stock
                               Granted to       Securities      Exercise                          Price Appreciation
                                Employee        Underlying      or Base                            for Option Term
                               in Fiscal         Options         Price         Expiration      ------------------------
          Name                    Year           Granted       ($/Sh)(1)          Date             5%           10%
-------------------------   ----------------   ------------   ------------   ---------------   ----------   -----------
Irwin D. Simon  .........        20,000             4.4%       $   4.8125    June 2007         $ 60,600     $  153,400
Benjamin Brecher   ......       250,000(2)         54.9%       $   3.25      December 2005     $510,000     $1,295,000
Ellen B. Deutsch   ......        25,000             5.5%       $   3.25 to   December 2006     $ 75,800     $  191,800
                                                               $   4.8125    and June 2007
Jack Kaufman    .........        50,000            11.0%       $   4.8125    June 2007         $151,500     $  393,500

------------
(1) Options were granted at exercise prices which were not less than the fair market value of the Common Stock at the time of grant.
(2) Twenty percent of such options became exercisable on December 31, 1996, and an additional 20% become exercisable on December 31 of the next four years, provided Mr. Brecher remains employed by the Company.

                Aggregate Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values

                                                               Securities Underlying             Value of Unexercised
                                                                Unexercised Options              In-the-Money Options
                                Shares                         Held at June 30, 1997             at June 30, 1997(1)
                               Acquired        Value      -------------------------------   ------------------------------
           Name               on Exercise     Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
--------------------------   -------------   ----------   -------------   ---------------   -------------   --------------
Irwin D. Simon(2)   ......         0             $0          645,000                0         $984,313         $      0
Benjamin Brecher    ......         0             $0           95,000          200,000         $132,788         $312,500
Ellen B. Deutsch    ......         0             $0           45,000                0         $ 39,063         $      0
Jack Kaufman  ............         0             $0          110,000                0         $ 96,850         $      0

------------
(1) Based on a price of $4.8125 per share, the closing bid price for the Common Stock on NASDAQ for such date.
(2) Excludes conditionally granted options. See "-- 1994 Long Term Incentive and Stock Award Plan."

1994 Long Term Incentive and Stock Award Plan

     In December 1994, the Company adopted the 1994 Long Term Incentive and Stock Award Plan (the "1994 Plan"), which amended and restated the Company's prior stock option plan. The 1994 Plan provides for the granting of incentive stock options to employees, directors and consultants to purchase up to an aggregate of 855,000 shares of the Company's Common Stock. The 1994 Plan is administered by the Compensation Committee of the Board of Directors. All of the options granted to date under the 1994 Plan have been qualified stock options providing for exercise prices equivalent to the fair market price at date of grant, and expire 10 years after date of grant. At the discretion of the Compensation Committee, options are exercisable upon grant or over a five year period. Through June 30, 1994, options for an aggregate of 255,000 shares had been granted at a price of $3.25 per share. During fiscal year 1995, options for an aggregate of 111,500 shares were granted at prices from $3.50 to $5.00 per share and 55,000 options were terminated. During fiscal year 1996, 103,500 options were granted at prices ranging from $2.94 to $3.25 per share and 15,000 options were terminated. During fiscal year 1997, 475,000 options were granted at prices ranging from $3.00 to $4.81 per share, and 20,000 options were terminated. At June 30, 1997, 855,000 options were outstanding, of which 610,000 were then exercisable, and no shares were available for grant.

     The Board of Directors has approved, subject to stockholder approval at a meeting of stockholders scheduled to be held on December 9, 1997, an amendment of the 1994 Plan to increase the number of shares issuable over the term of the 1994 Plan by 345,000 shares to 1,200,000 shares in the aggregate. Subject to approval of the amendment to the 1994 Plan by the stockholders, 125,000 stock options have conditionally been granted to Mr. Simon at the closing sales price of $4.8125 per share on the date of grant (June 30, 1997), 60,000 shares have conditionally been granted to Andrew Jacobson, who became an executive of the Company in connection with the Acquisition, at the closing sales price of $12.6875 on the date of grant (October 14, 1997) and 160,000 options will remain available for grant under the 1994 Plan. In connection with conditional options to acquire 125,000 shares of Common Stock granted by the Compensation Committee of the Board of Directors shortly after the end of the Company's fiscal year, the Company will incur a straight line non-cash compensation charge over the 10-year vesting period of the options. The options were conditioned upon Board of Directors' and stockholders' approval. Board of Directors approval was received on October 10, 1997. The non-cash compensation charge will be determined based on the difference between the closing price on the date all of the conditions to the grant have been satisfied, now expected to be December 9, 1997, the date of the Company's annual stockholders meeting, and the closing price on the date of grant. Based on the closing price on , 1997, the annual non-cash compensation charge would be approximately $ .

1993 Executive Stock Option Plan

     The Company also has the 1993 Executive Stock Option Plan (the "1993 Plan") pursuant to which it granted Mr. Irwin D. Simon, its founder and Chief Executive Officer, options to acquire 600,000 shares of the Company's common stock. As a result of the Company achieving certain sales thresholds, all of such shares are currently exercisable. The exercise price of options designed to qualify as incentive options is $3.58 per share and the exercise price of non-qualified options is $3.25 per share. None of Mr. Simon's options have been exercised. The options expire ten years after date of grant.

1996 Directors Stock Option Plan

     At the Annual Meeting of Stockholders held in December 1996, stockholders approved the 1996 Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for the granting of stock options to non-employee directors to purchase up to an aggregate of 300,000 shares of the Company's Common Stock. During 1996, options for an aggregate of 90,000 shares were granted at a price of $3.50 per share, and during 1997, options for an aggregate of 67,500 shares were granted at a price of $3.38 per share. During 1997, a former director of the Company exercised an option for 15,000 shares. At June 30, 1997, 142,500 options are outstanding and 142,500 are available for grant.

                      PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of October 27, 1997, and as adjusted to reflect the sale of shares of Common Stock offered hereby by the Company and the Selling Stockholders, for (i) each person who is known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each of the Selling Stockholders, (iii) each director, (iv) each executive officer named in the Summary Compensation Table and (v) all of the current directors and executive officers of the Company as a group. Except as otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned, and no other person is known by the Company to be the beneficial owner of five percent or more of the outstanding shares of Common Stock.

                                                    Shares Owned Before                          Shares Owned After
                                                        the Offering                                the Offering
                                                  ------------------------    Shares Being    ------------------------
                                                    Number          %           Offered         Number          %
                                                  -----------   ----------   --------------   -----------   ----------
Irwin D. Simon(1)   ...........................   1,573,482        16.7%        125,000       1,448,482        12.0%
Andrew R. Heyer(2)(3)  ........................   1,232,176        13.1%             --       1,157,176         9.7%
Jack Kaufman(4)  ..............................     115,000         1.3%         50,000          65,000         *
Benjamin Brecher(5) ...........................     122,097         1.4%         50,000          72,097         *
Ellen Deutsch(4) ..............................      50,000         *                --          50,000         *
Bruce M. Lerit(4)   ...........................      40,000         *            25,000          15,000         *
Beth L. Bronner(6)(7)  ........................      59,167         *                --          59,167         *
Barry Gordon(6)(8)  ...........................      72,500         *                --          72,500         *
Steven S. Schwartzeich(6)(9) ..................      22,500         *                --          22,500         *
William Carmichael(6)(9)  .....................      22,500         *                --          22,500         *
William J. Fox(6)(9)   ........................      25,000         *                --          25,000         *
Jack Futterman(6)(9)   ........................      16,000         *                --          16,000         *
Argosy-Hain Warrant Holdings, L.P.(10)   ......     550,000         5.8%             --         550,000         4.6%
Argosy-Hain Investment Group, L.P. ............     619,528         7.1%         75,000         544,528         4.6%
Jay R. Bloom(3)  ..............................   1,215,222        13.0%             --       1,140,222         9.5%
Dean C. Kehler(3)   ...........................   1,232,356        13.2%             --       1,157,356         9.7%
Argosy Investment Corp.(3)(11)  ...............   1,169,528        12.5%             --       1,094,528         9.2%
Soros Fund Management LLC(12)   ...............   1,246,000        14.2%             --       1,246,000        10.9%
George Soros(12) ..............................   1,246,000        14.2%             --       1,246,000        10.9%
Stanley F. Druckenmiller(12) ..................   1,246,000        14.2%             --       1,246,000        10.9%
White Rock Capital, L.P.(12) ..................   1,396,000        15.9%             --       1,396,000        12.2%
Thomas U. Barton(12)   ........................   1,451,000        16.6%             --       1,451,000        12.7%
Joseph U. Barton(12)   ........................   1,421,000        16.2%             --       1,421,000        12.5%
Robertson, Stephens & Company Investment
 Management, L.P.(13)  ........................     477,000         5.4%             --         477,000         4.2%
Bayview Holdings, Inc.(13)   ..................     477,000         5.4%             --         477,000         4.2%
Robertson, Stephens Investment Management
 Co.(13)   ....................................     477,000         5.4%             --         477,000         4.2%
BankAmerica Corporation(13)  ..................     477,000         5.4%             --         477,000         4.2%
All executive officers and directors as a group
 (eleven persons)(14)  ........................   3,310,422        31.8%        325,000       3,010,422        23.6%

------------
* Indicates less than 1%.

(1) Includes 600,000 shares of Common Stock issuable upon the exercise of options under the Company's 1993 Executive Stock Option Plan and 45,000 shares of Common Stock issuable upon the exercise of options under the Company's 1994 Long Term Incentive and Stock Award Plan (the "1994 Plan"). Mr. Simon is President, Chief Executive Officer and a Director of the Company. Excludes conditionally granted options. See "Executive Compensation --1994 Long-Term Incentive and Stock Award Plan."

(2) Includes 22,500 shares of Common Stock issuable upon the exercise of options under the Company's 1996 Directors Stock Option Plan (the "Directors Plan"). Mr. Heyer is Chairman of the Board of Directors of the Company.

 (3) As the officers and directors of Argosy Investment Corp., which is the general partner of Argosy-Hain Investment Group, L.P. ("AHIG") and Argosy-Hain Warrant Holdings, L.P. ("AHWH"), Messrs. Heyer, Kehler and Bloom may be deemed to be the beneficial owners of the 550,000 shares of Common Stock to be issued upon exercise of AHWH Warrants and the 619,528 shares of Common Stock owned by AHIG.

 (4) Includes 110,000 shares for Mr. Kaufman, 45,000 shares for Ms. Deutsch and 40,000 shares for Mr. Lerit of Common Stock issuable upon exercise of options under the 1994 Plan. Shares sold by Mr. Kaufman and Mr. Lerit in the Offering consist of shares issuable upon the exercise of options. Mr. Kaufman and Ms. Deutsch are officers of the Company.

 (5) Includes 95,000 shares of Common Stock issuable upon the exercise of options under the 1994 Plan. Mr. Brecher is an officer of the Company. Shares sold by Mr. Brecher include 30,000 shares issuable upon exercise of options.

 (6) Director of the Company.

 (7) Includes 22,500 shares of Common Stock issuable upon the exercise of options under the Directors Plan.

 (8) Includes 22,500 shares of Common Stock issuable upon the exercise of options under the Directors Plan and 50,000 shares of Common Stock issuable upon the exercise of options under the 1994 Plan.

 (9) Includes 15,000 shares of Common Stock issuable upon the exercise of options under the Directors Plan.

(10) Consists of Warrants to purchase 550,000 shares of Common Stock at $3.25 per share.

(11) As general partner of AHIG and AHWH, Argosy Investment Corp. may be deemed to be the beneficial owner of the 550,000 shares of Common Stock to be issued upon the exercise of AHWH Warrants and the 619,528 shares of Common Stock owned by AHIG.

(12) According to a Schedule 13D dated February 18, 1997 and Amendment No. 1 thereto dated August 5, 1997: (i) Soros Fund Management LLC, a Delaware limited liability company ("SFM LLC"), White Rock Capital, L.P., a Texas limited partnership ("White Rock"), Mr. Soros, Mr. Druckenmiller, Thomas
     U. Barton and Joseph U. Barton may be deemed beneficial owners of 1,246,000 shares of Common Stock (the "SFM Shares") acquired by White Rock on behalf of certain institutional clients; (ii) White Rock, Thomas
     U. Barton and Joseph U. Barton may be deemed beneficial owners of an additional 150,000 shares of Common Stock held in a securities portfolio managed by Thomas U. Barton and Joseph U. Barton; (iii) Joseph U. Barton beneficially owns 25,000 shares of Common Stock acquired for his personal account; and (iv) Thomas U. Barton beneficially owns 55,000 shares of Common Stock pursuant to an arrangement with Donaldson, Lufkin & Jenrette Securities Corporation providing for the trading of options to acquire such shares. Mr. Soros and Mr. Druckenmiller are members of the management committee of SFM LLC, which has been granted investment discretion over the SFM Shares. Thomas U. Barton and Joseph U. Barton are general partners of White Rock.

(13) According to a Schedule 13D dated July 14, 1997 and Amendment No. 1 thereto dated October 10, 1997, Robertson, Stephens & Company Investment Management, L.P., Bayview Investors, Ltd., Robertson, Stephens Investment Management Co. and BankAmerica Corporation may be deemed beneficial owners of 477,000 shares of Common Stock held by three investment funds:
     The Robertson Stephens Orphan Fund; The Robertson Stephens Global Low-Priced Stock Fund; and The Robertson Stephens Orphan Offshore Fund.

(14) Includes 600,000 shares issuable upon the exercise of options under the Company's 1993 Executive Stock Option Plan, 295,000 shares issuable upon the exercise of options under the 1994 Plan, 142,500 shares issuable upon the exercise of options under the Directors Plan and 550,000 shares issuable upon the exercise of Warrants. Excludes conditionally granted options. Options exercisable into 105,000 shares granted under the 1994 Plan will be exercised and sold in connection with the Offering by Messrs. Kaufman, Brecher and Lerit. See notes 1, 2, 3, 4, 5, 7, 8 and 9.

                         DESCRIPTION OF CAPITAL STOCK


General

     As of October 27, 1997, the authorized capital stock of the Company is 40,000,000 shares of Common Stock, $.0l par value per share, of which 8,781,899 shares are outstanding, and 5,000,000 shares of Preferred Stock, $.0l par value per share, none of which had been issued.

     The following description is qualified in all respects by reference to the Certificate of Incorporation (the "Certificate of Incorporation") and the bylaws (the "Bylaws") of the Company.


Common Stock

     Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders. Since the holders of Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors of the Company then being elected and holders of the remaining shares by themselves cannot elect any directors. The holders of Common Stock do not have preemptive rights or rights to convert their Common Stock into other securities. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities. All outstanding shares of Common Stock are fully paid and nonassessable.


Preferred Stock

     The Company is authorized by its Certificate of Incorporation to issue a maximum of 5,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as the Board of Directors of the Company may, from time to time, determine.

     The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and otherwise adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying or preventing a change in control of the Company. The Company is not required by the Delaware General Corporation Law (the "Delaware GCL") to seek stockholder approval prior to any issuance of authorized but unissued stock and the Board of Directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law.


Warrants

     Warrants to purchase an aggregate of 1,114,294 shares of Common Stock have been issued by the Company and are currently outstanding. Each Warrant entitles the holder to purchase one share of common stock, subject to anti-dilution adjustments, at an exercise price ranging from $3.25 to $12.29 per share. The Warrants have expiration dates ranging from April 14, 1999 to December 31, 2003. The foregoing amount of outstanding warrants is after the exercise in August and September 1997 of warrants for 200,000 shares at an exercise price of $6.50 per share.


Shares Eligible for Future Sale

     Of the 8,781,899 shares of the Company's Common Stock outstanding on October 27, 1997, 1,391,004 shares may be deemed "restricted securities" (as that term is defined in Rule 144 under the Securities Act). Such shares may be sold in the future only pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144 under the Securities Act, or pursuant to another exemption therefrom. Approximately 1,376,004 of such shares of Common Stock outstanding are eligible for sale under Rule 144. Sales of Common Stock pursuant to this offering and sales of restricted securities under Rule 144 or pursuant to a future registration statement may depress the price of the Company's Common Stock.

     The Company, each of its directors and executive officers, the Selling Stockholders and certain other stockholders and warrant holders have agreed, pursuant to the Underwriting Agreement and other agreements, that they will not sell any Common Stock without the prior consent of Stephens Inc. for a period of 180 days from the date of this Prospectus, except that the Company may, without such consent, grant certain options to purchase stock pursuant to the 1994 Plan and the Directors Plan and the stockholders may, without such consent, (i) transfer shares as bona fide gifts to persons who agree in writing to be bound thereby and (ii) pledge shares of Common Stock as collateral against loans and have such shares sold if such collateral is called.


Certificate of Incorporation and Bylaws

     Pursuant to the Delaware GCL, the power to adopt, amend and repeal bylaws is conferred solely upon the stockholders unless the corporation's certificate of incorporation also confers such power upon the board of directors. Under the Company's Certificate of Incorporation, the Board of Directors is granted the power to amend the Bylaws of the Company. Such Bylaws provide that each director has one vote on each matter for which directors are entitled to vote. The Certificate of Incorporation and/or the Bylaws also provide that (i) from time to time, by resolution, the Board of Directors has the power to change the number of directors, (ii) the directors will hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified, and (iii) special meetings of stockholders may only be called by the Board of Directors or officers of the Company. These provisions, in addition to the existence of authorized but unissued capital stock, may have the effect, either alone or in combination with each other, of making more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. The Board of Directors of the Company currently consists of eight persons.


Section 203 of the Delaware Law

     Section 203 of the Delaware GCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. This provision of law could discourage, prevent or delay a change in management or stockholder control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares, or a premium for their shares in a hostile takeover situation.


Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                                 UNDERWRITING

     Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date of this Prospectus, each Underwriter named below has severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter.

                                                         Number of
       Underwriter                                        Shares
       -----------                                        -------
       Stephens Inc.   .................................
       Oppenheimer & Co., Inc.  ........................
                                                         ---------
             Total  .................................... 2,825,000
                                                         =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters, for whom Stephens Inc. and Oppenheimer & Co., Inc. are acting as Representatives, propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price that represents a concession not in excess of $ per share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the Offering, the public offering price and such concessions may be changed by the Underwriters. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm any Shares to any accounts over which they exercise discretionary authority.

     In connection with this Offering, certain Underwriters and selling group members (if any) who in the past have acted as market makers in the Common Stock may engage in passive market making activities in the Common Stock on NASDAQ in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934. Underwriters and other participants in the distribution of the Common Stock generally are prohibited during a specified time period (the "qualifying period"), determined in light of the timing of the pricing of the Offering, from bidding for or purchasing the Common Stock or a related security except to the extent permitted under the applicable rules of Regulation M. Rule 103 allows, among other things, an Underwriter or member of the selling group (if any) for the Common Stock to effect "passive market making" transactions on NASDAQ in the Common Stock during the qualifying period at a price that does not exceed the highest independent bid for that security at the time of the transaction. Such a passive market maker must not display a bid for the subject security at a price in excess of the highest independent bid, and generally must lower its bid if all independent bids are lowered. Moreover, the passive market maker's net purchases of such security on each day of the qualifying period shall not exceed 30% of its average daily trading volume during a reference period preceding the distribution.

     In connection with the Offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the shares of Common Stock; syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the Offering. The Underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the shares of Common Stock sold in the Offering for their account may be reclaimed by the syndicate if the shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the shares of Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on NASDAQ in the over-the-counter market or otherwise.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 423,750 additional shares of Common Stock at the price to the public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

     The Company, and its officers, directors and its affiliate stockholders have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Stephens Inc. offer, sell, contract to sell or otherwise dispose of any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, any class of Common Stock of the Company, other than by the Company pursuant to its existing benefit plans.

     The Company and the Selling Stockholders on the one hand, and the Underwriters, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     Under Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD"), the Company may be deemed an affiliate of Oppenheimer & Co., Inc. The Offering is being conducted in accordance with Rule 2720, which provides that, among other things, when a NASD member participates in the underwriting of an affiliate's equity securities, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Stephens Inc. has served in such role and has recommended a price in compliance with the requirements of Rule 2720. In connection with the Offering, Stephens Inc. in its role as a qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of the Prospectus and the Registration Statement of which this Prospectus forms a part. In addition, the Underwriters may not confirm sales to any discretionary account without the prior written approval of the customer.


                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), 80 Pine Street, New York, New York 10005. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Wright, Lindsey & Jennings LLP, Little Rock, Arkansas.


                                    EXPERTS

     The consolidated financial statements of The Hain Food Group, Inc. at June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, appearing and incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere and incorporated by reference herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Vestro National Foods Inc. (the prior name of Westbrae) ("Vestro") incorporated herein by reference to Vestro's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Vestro 10-K") for the each of the years in the three-year period ended December 31, 1996 and the balance sheets of Vestro for each of the years in the two-year period ended December 31, 1996, have been audited by Price Waterhouse LLP, independent accountants, as set forth in their report thereon included in the Vestro 10-K. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial statements and other matters. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington,

D.C. 20549, and at the regional offices of the Commission located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates from the public reference section of the Commission, Washington, D.C. 20549. Such reports and other information can be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's web site (http://www.sec.gov).

     The Company has filed a Registration Statement on Form S-3 with the Commission under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information, reference is made to the Registration Statement, including the financial schedules and exhibits incorporated therein by reference or filed as a part thereof. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement shall be deemed qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this Prospectus and made a part hereof:

      (1) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A/A dated November 12, 1993 and any amendment or report filed for the purpose of updating such description;

      (2) The Company's annual report on Form 10-K filed with the Commission for the fiscal year ended June 30, 1997;

      (3) The Company's quarterly report on Form 10-Q filed with the Commission for the three month period ended September 30, 1997;

      (4) The Company's current reports on Form 8-K dated September 8, 1997, September 12, 1997 and October 28, 1997;

      (5) Westbrae's annual report on Form 10-K filed with the Commission (under Westbrae's prior name of Vestro Natural Foods, Inc.") for the fiscal year ended December 31, 1997; and

      (6) Westbrae's quarterly reports on Form 10-Q filed with the Commission (under Westbrae's prior name of Vestro Natural Foods, Inc.) for the three month periods ended March 31, 1997 and June 30, 1997.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the President, The Hain Food Group, Inc., 50 Charles Lindbergh Boulevard, Uniondale, New York 11553, (516) 237-6200.

                         INDEX TO FINANCIAL STATEMENTS

Consolidated financial statements of The Hain Food Group, Inc. for the fiscal year ended June 30, 1997 (audited) and for the three months ended September 30, 1997 (unaudited)


Report of Independent Auditors   ...................................   F-2
Consolidated Balance Sheets   ......................................   F-3
Consolidated Statements of Income   ................................   F-4
Consolidated Statements of Cash Flows  .............................   F-5
Consolidated Statement of Stockholders' Equity  ....................   F-6
Notes to Consolidated Financial Statements   .......................   F-7

Pro Forma Condensed Combined Financial Information (unaudited)

Pro Forma Condensed Combined Balance Sheet as of September 30, 1997 F-21 Pro Forma Condensed Combined Statement of Income for the year
 Ended June 30, 1997   ............................................   F-22
Pro Forma Condensed Combined Statement of Income for the three
 months Ended September 30, 1997 ..................................   F-23
Notes to Pro Forma Condensed Combined Financial Statements  .......   F-24

                        Report of Independent Auditors


The Stockholders and Board of Directors
The Hain Food Group, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of The Hain Food Group, Inc. and Subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Hain Food Group, Inc. and Subsidiaries at June 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP



Melville, New York
September 3, 1997

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                          June 30,               September 30,
                                                                -----------------------------   --------------
                                                                    1996            1997             1997
                                                                -------------   -------------   --------------
                                                                                                 (Unaudited)
ASSETS
Current assets:
   Cash   ...................................................   $   306,000     $   219,000      $   184,000
   Trade accounts receivable, less allowance for doubtful
    accounts of $58,000, $265,000 and $258,000   ............     8,069,000       8,447,000        8,151,000
   Inventories  .............................................     7,346,000       6,635,000        7,425,000
   Receivables from sales of equipment - current portion ....       632,000         408,000          379,000
   Other current assets  ....................................       639,000         818,000          990,000
                                                                ------------    ------------     ------------
      Total current assets  .................................    16,992,000      16,527,000       17,129,000
Property and equipment, net of accumulated depreciation
 of $399,000, $577,000 and $625,000  ........................       685,000         743,000          732,000
Receivables from sales of equipment - non-current portion.          310,000         150,000          150,000
Goodwill and other intangible assets, net of accumulated
 amortization of $1,334,000, $2,074,000 and $2,284,000.......    27,140,000      29,188,000       28,998,000
Deferred financing costs, net of accumulated amortization
 of $706,000, 1,049,000 and $1,135,000  .....................     1,312,000         975,000        1,140,000
Other assets    .............................................     1,003,000       1,312,000        1,282,000
                                                                ------------    ------------     ------------
      Total assets ..........................................   $47,442,000     $48,895,000      $49,431,000
                                                                ============    ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses   ..................   $ 5,560,000     $ 7,568,000      $ 6,097,000
   Current portion of long-term debt    .....................     4,619,000       4,178,000        5,354,000
   Income taxes payable  ....................................       273,000         299,000          592,000
                                                                ------------    ------------     ------------
      Total current liabilities   ...........................    10,452,000      12,045,000       12,043,000
Long-term debt, less current portion ........................    12,105,000      10,756,000        9,605,000
Other liabilities  ..........................................            --         483,000          403,000
Deferred income taxes .......................................       461,000         552,000          552,000
                                                                ------------    ------------     ------------
      Total liabilities  ....................................    23,018,000      23,836,000       22,603,000
                                                                ------------    ------------     ------------
Commitments and contingencies:
Stockholders' equity:
   Preferred stock - $.01 par value; authorized 5,000,000
    shares, no shares issued
   Common stock - $.01 par value, authorized
    40,000,000 shares, issued 8,866,899, 8,881,899 and
    8,881,899 shares   ......................................        89,000          89,000           89,000
   Additional paid-in capital  ..............................    20,413,000      20,804,000       21,547,000
   Retained earnings  .......................................     3,922,000       4,991,000        5,467,000
                                                                ------------    ------------     ------------
                                                                 24,424,000      25,884,000       27,103,000
   Less: 300,000 shares of treasury stock, at cost  .........            --         825,000          275,000
                                                                ------------    ------------     ------------
      Total stockholders' equity  ...........................    24,424,000      25,089,000       26,828,000
                                                                ------------    ------------     ------------
      Total liabilities and stockholders' equity    .........   $47,442,000     $48,895,000      $49,431,000
                                                                ============    ============     ============

See notes to consolidated financial statements.

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                               Three Months Ended
                                                           Year Ended June 30,                    September 30,
                                               -------------------------------------------  ------------------------
                                                   1995           1996           1997           1996         1997
                                                -------------  -------------  -------------  ------------  -----------
                                                                                                  (Unaudited)
Net sales   .................................   $58,076,000    $68,606,000    $65,353,000   $15,437,000   $16,336,000
Cost of sales  ..............................    36,220,000     40,884,000     40,781,000     9,708,000     9,862,000
                                                ------------   ------------   ------------   -----------   -----------
Gross profit   ..............................    21,856,000     27,722,000     24,572,000     5,729,000     6,474,000
                                                ------------   ------------   ------------   -----------   -----------
Selling, general and administrative
 expenses   .................................    15,334,000     20,905,000     19,651,000     4,333,000     4,837,000
Depreciation of property and equipment ......       158,000        184,000        178,000        41,000        48,000
Amortization of goodwill and other
 intangible assets   ........................       474,000        651,000        740,000       185,000       210,000
                                                ------------   ------------   ------------   -----------   -----------
                                                 15,966,000     21,740,000     20,569,000     4,559,000     5,095,000
                                                ------------   ------------   ------------   -----------   -----------
Operating income  ...........................     5,890,000      5,982,000      4,003,000     1,170,000     1,379,000
                                                ------------   ------------   ------------   -----------   -----------
Interest expense, net   .....................     1,351,000      1,745,000      1,639,000       458,000       420,000
Amortization of deferred financing costs.....       419,000        473,000        509,000       123,000       131,000
                                                ------------   ------------   ------------   -----------   -----------
                                                  1,770,000      2,218,000      2,148,000       581,000       551,000
                                                ------------   ------------   ------------   -----------   -----------
Income before income taxes    ...............     4,120,000      3,764,000      1,855,000       589,000       828,000
Provision for income taxes    ...............     1,755,000      1,630,000        786,000       253,000       352,000
                                                ------------   ------------   ------------   -----------   -----------
Net income  .................................   $ 2,365,000    $ 2,134,000    $ 1,069,000    $  336,000    $  476,000
                                                ============   ============   ============   ===========   ===========
Net income per common and common
 equivalent share ...........................   $      0.28    $      0.24    $      0.12    $     0.04    $     0.05
                                                ============   ============   ============   ===========   ===========
Weighted average number of common
 shares and common share equivalents.........     8,597,000      8,964,000      8,993,000     8,939,000     9,965,000
                                                ============   ============   ============   ===========   ===========

See notes to consolidated financial statements.

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          Year Ended June 30
                                                           -------------------------------------------------
                                                                1995             1996             1997
                                                           ---------------  ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income  .............................................  $  2,365,000     $  2,134,000     $  1,069,000
Adjustments to reconcile net income to net cash provided
 by (used in) operating activities:
 Depreciation of property and equipment   ...............       158,000          184,000          178,000
 Amortization of goodwill and other intangible
   assets   .............................................       474,000          651,000          740,000
 Amortization of deferred financing costs ...............       419,000          473,000          509,000
 Provision for doubtful accounts ........................        44,000          123,000          290,000
 Other   ................................................                                         (34,000)
 Deferred income taxes  .................................       198,000           36,000           91,000
 Increase (decrease) in cash attributable to
   changes in assets and liabilities, net of
   amounts applicable to acquired businesses:
   Accounts receivable  .................................    (2,775,000)        (218,000)        (383,000)
   Inventories    .......................................      (499,000)       1,172,000          899,000
   Other current assets    ..............................      (255,000)        (166,000)        (347,000)
   Other assets   .......................................      (974,000)          81,000         (309,000)
   Accounts payable and accrued expenses  ...............    (1,413,000)      (2,153,000)         276,000
   Income taxes payable    ..............................     1,058,000       (1,023,000)          26,000
                                                           -------------    -------------    -------------
     Net cash provided by (used in) operating
       activities    ....................................    (1,200,000)       1,294,000        3,005,000
                                                           -------------    -------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of long-term debt
 issued to seller .......................................                     (9,758,000)        (666,000)
Acquisition of property and equipment and other .........      (429,000)        (215,000)        (146,000)
                                                           -------------    -------------    -------------
     Net cash used in investing activities   ............      (429,000)      (9,973,000)        (812,000)
                                                           -------------    -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from senior term loan   ........................                      9,000,000
Proceeds from bank revolving credit facility    .........       300,000        1,100,000          850,000
Purchase of treasury stock    ...........................                                        (825,000)
Costs in connection with bank financing   ...............       (20,000)        (256,000)          (6,000)
Payment of senior term loan   ...........................    (8,015,000)      (2,919,000)      (1,234,000)
Proceeds from exercise of warrants and options, net
 of related expenses ....................................     8,424,000                            52,000
Collections of receivables from equipment sales    ......       582,000        2,011,000          552,000
Payment of 10% Junior Subordinated Note   ...............                                      (1,269,000)
Payment of other long-term debt and other, net  .........      (127,000)        (138,000)        (400,000)
                                                           -------------    -------------    -------------
Net cash (used in) provided by financing activities......     1,144,000        8,798,000       (2,280,000)
                                                           -------------    -------------    -------------
Net (decrease) increase in cash  ........................      (485,000)         119,000          (87,000)
Cash at beginning of year  ..............................       672,000          187,000          306,000
                                                           -------------    -------------    -------------
Cash at end of year  ....................................  $    187,000     $    306,000     $    219,000
                                                           =============    =============    =============

                                                                  Three Months Ended
                                                                    September 30,
                                                           -------------------------------
                                                                1996             1997
                                                           ---------------  ---------------
                                                                     (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income  .............................................  $    336,000     $    476,000
Adjustments to reconcile net income to net cash provided
 by (used in) operating activities:
 Depreciation of property and equipment   ...............        41,000           48,000
 Amortization of goodwill and other intangible
   assets   .............................................       185,000          210,000
 Amortization of deferred financing costs ...............       123,000          131,000
 Provision for doubtful accounts ........................        30,000
 Other   ................................................
 Deferred income taxes  .................................
 Increase (decrease) in cash attributable to
   changes in assets and liabilities, net of
   amounts applicable to acquired businesses:
   Accounts receivable  .................................       988,000          296,000
   Inventories    .......................................    (1,548,000)        (790,000}
   Other current assets    ..............................      (368,000)        (172,000)
   Other assets   .......................................       (41,000)          30,000
   Accounts payable and accrued expenses  ...............       173,000       (1,471,000)
   Income taxes payable    ..............................       (47,000)         293,000
                                                           -------------    -------------
     Net cash provided by (used in) operating
       activities    ....................................      (128,000)        (949,000)
                                                           -------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of long-term debt
 issued to seller .......................................
Acquisition of property and equipment and other .........       (65,000)         (57,000)
                                                           -------------    -------------
     Net cash used in investing activities   ............       (65,000)         (57,000)
                                                           -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from senior term loan   ........................
Proceeds from bank revolving credit facility    .........       250,000        1,550,000
Purchase of treasury stock    ...........................
Costs in connection with bank financing   ...............                       (251,000)
Payment of senior term loan   ...........................      (218,000)      (1,509,000)
Proceeds from exercise of warrants and options, net
 of related expenses ....................................                      1,293,000
Collections of receivables from equipment sales    ......       204,000           29,000
Payment of 10% Junior Subordinated Note   ...............
Payment of other long-term debt and other, net  .........       (29,000)        (141,000)
                                                           -------------    -------------
Net cash (used in) provided by financing activities......       207,000          971,000
                                                           -------------    -------------
Net (decrease) increase in cash  ........................        14,000          (35,000)
Cash at beginning of year  ..............................       306,000          219,000
                                                           -------------    -------------
Cash at end of year  ....................................  $    320,000     $    184,000
                                                           =============    =============

See notes to consolidated financial statements.

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                    YEARS ENDED JUNE 30, 1995, 1996 AND 1997

           AND THE THREE MONTHS ENDED SEPTEMBER 30, 1997 (Unaudited)

                                                Common Stock
                                           ----------------------   Additional
                                                         Amount       Paid-in
                                             Shares      at $.01      Capital
                                           -----------  ---------  -------------
Balance at June 30, 1994  ...............   5,933,478    $59,000    $12,019,000
Proceeds from exercise of Common Stock
 warrants and other stock issuances, net
 of related expenses   ..................   2,933,421     30,000      8,394,000
Net income for the year ended June 30,
 1995   .................................   ---------    -------    -----------
Balance at June 30, 1995  ...............   8,866,899     89,000     20,413,000
Net income for the year ended June 30,
 1996   .................................   ---------    -------    -----------
Balance at June 30, 1996  ...............   8,866,899     89,000     20,413,000
Acquisition of treasury stock   .........
Exercise of stock options and other   ...      15,000         --         79,000
Value ascribed to warrants   ............                               312,000
Net income for the year ended June 30,
 1997   .................................   ---------    -------    -----------
Balance at June 30, 1997  ...............   8,881,899     89,000     20,804,000
Proceeds from exercise of Common Stock
 warrants, net of related expenses ......                               743,000
Net income for the three months ended
 September 30, 1997 .....................
                                            ----------   --------   ------------
Balance at September 30, 1997   .........   8,881,899    $89,000    $21,547,000
                                            ==========   ========   ============



                                              Retained            Treasury Stock
                                              Earnings     -----------------------------
                                             (Deficit)        Shares          Amount           Total
                                           --------------  -------------  --------------  ---------------
Balance at June 30, 1994  ...............   $ (577,000)                                    $11,501,000
Proceeds from exercise of Common Stock
 warrants and other stock issuances, net
 of related expenses   ..................                                                    8,424,000
Net income for the year ended June 30,
 1995   .................................    2,365,000                                       2,365,000
                                            ----------                                     -----------
Balance at June 30, 1995  ...............    1,788,000                                      22,290,000
Net income for the year ended June 30,
 1996   .................................    2,134,000                                       2,134,000
                                            ----------                                     -----------
Balance at June 30, 1996  ...............    3,922,000                                      24,424,000
Acquisition of treasury stock   .........                     300,000      $ (825,000)        (825,000)
Exercise of stock options and other   ...                                                       79,000
Value ascribed to warrants   ............                                                      312,000
Net income for the year ended June 30,
 1997   .................................    1,069,000                                       1,069,000
                                            ----------       --------      -----------     -----------
Balance at June 30, 1997  ...............    4,991,000        300,000        (825,000)      25,059,000
Proceeds from exercise of Common Stock
 warrants, net of related expenses ......                    (200,000)        550,000        1,293,000
Net income for the three months ended
 September 30, 1997 .....................      476,000                                         476,000
                                            ----------      ---------      ----------      -----------
Balance at September 30, 1997   .........   $5,467,000        100,000      $ (275,000)     $26,828,000
                                            ==========      =========      ==========      ===========

                See notes to consolidated financial statements.

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         (Information as of September 30, 1997 and for the three month periods ended September 30, 1997 and 1996 is unaudited)

1. BUSINESS:

     The Company and its subsidiaries operate in one business segment: the sale of specialty food products which are manufactured by various co-packers.

     The Company's principal product lines consist of Hain Pure Foods (natural foods), Hollywood Foods (principally healthy cooking oils), Estee (sugar-free, medically directed snacks), Featherweight (low sodium food products), Kineret Foods (frozen kosher foods), Weight Watchers (dry and refrigerated products), and Boston Better Snacks (snacks).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     All amounts in the financial statements have been rounded to the nearest thousand dollars, except shares and per share amounts.


Consolidation Policy:

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. Material intercompany accounts and transactions have been eliminated in consolidation.


Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and amounts of income and expenses during the reporting period. Actual results could differ from those estimates.


Revenue Recognition:

     Sales are recognized upon the shipment of finished goods to customers. Allowances for cash discounts are recorded in the period in which the related sale is recognized.


Advertising Costs:

     Media advertising costs, which are included in selling, general and administrative expenses, amounted to $52,000, $22,000, and $236,000 for fiscal 1995, 1996 and 1997, respectively. Such costs are expensed as incurred.


Income Taxes:

     The Company follows the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities at enacted rates in effect in the years in which the differences are expected to reverse.


Concentration of Credit Risk:

     Substantially all of the Company's trade accounts receivable are due from food distributors and food retailers located throughout the United States. The Company performs credit evaluations of its customers and generally does not require collateral. Credit losses are provided for in the consolidated financial statements and consistently have been within management's expectations.

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

         (Information as of September 30, 1997 and for the three month periods ended September 30, 1997 and 1996 is unaudited)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  -- (Continued)

Inventories:

     Inventories consist principally of finished goods, raw materials and packaging materials, and are stated at the lower of cost (first-in, first-out basis) or market.


Fair Values of Financial Instruments:

     As at September 30, 1997, June 30, 1997 and 1996, the Company had no cash equivalents. The carrying amount of the receivables from sale of equipment approximates their fair value. The Company believes that the interest rates set forth in the Company's debt instruments approximates its current borrowing rate and, accordingly, the carrying amounts of such debt at September 30, 1997, June 30, 1997 and 1996 approximate fair value.


Property and Equipment:

     Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided under the straight-line method over the estimated useful lives of the related assets.


Goodwill and Other Intangible Assets:

     Goodwill consists of the excess of the cost of acquired businesses over the fair value of the assets and liabilities acquired or assumed, and is being amortized over a period of 40 years from date of acquisition (see Note 7).

     Other intangible assets, which are not significant in the aggregate, are being amortized over their respective applicable lives.


Amortizable Long-Lived Assets:

     Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("FAS 121"), requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset carrying amount. FAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted FAS 121 effective for the fiscal year beginning July 1, 1996. The adoption did not have an effect on the Company's consolidated results of operations, cash flows or financial position.


Deferred Financing Costs:

     Costs associated with obtaining debt financing are capitalized and amortized over the related lives of the applicable debt instruments. The unamortized deferred financing costs at September 30, 1997, June 30, 1997 and 1996 relate to the bank Credit Facility and Subordinated Debentures (see
Note 8).


Earnings Per Common Share:

     Net income per share for 1997, 1996 and 1995 and the three month periods ended September 30, 1996 and 1997 is based on the weighted average number of common shares and dilutive common equivalent shares.

     In February 1997, the FASB issued Statement No. 128, "Earnings Per Share" ("FAS 128"), which is effective for both interim and annual financial statements for periods ending after December 15, 1997. At that time,

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

         (Information as of September 30, 1997 and for the three month periods ended September 30, 1997 and 1996 is unaudited)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  -- (Continued)

the Company will be required to change the method currently used to compute earnings per share and restate all periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options and warrants will be excluded. The impact of adopting FAS 128 is not expected to be material.


Supplemental Earnings Common Per Share:

     In November 1995, the Company used the proceeds of the exercise of the Company's Class A Warrants ("Warrants") to repay its Senior Term Loan. Had the Warrants been exercised as of July 1, 1994, the net income per share for the year ended June 30, 1995 (based on interest savings, net of tax of approximately $144,000 and an assumed issuance of shares in connection with the exercise of the Warrants as of July 1, 1994), would have been the same ($.28 per share), as historically reported.


Unaudited Interim Statements:

     The consolidated financial statements as of September 30, 1997 and for the three month periods ended September 30, 1996 and 1997 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements for such periods are unaudited but, in the opinion of management, all adjustments (including normal recurring accruals) necessary for a fair presentation have been included.


3. ACQUISITIONS:

     On May 23, 1997, the Company purchased substantially all of the assets and business, subject to certain liabilities, of The Boston Popcorn Company, Inc. ("Boston Better Snacks"), a manufacturer and marketer of popcorn and chip snack products, principally in the New England and New York City metropolitan areas. The purchase price amounted to approximately $870,000 of which $645,000 was paid in cash and $225,000 by the issuance of a note, with a maturity date in 2002. In addition, the Company assumed certain liabilities. Pro forma information with respect to the foregoing acquisition is not significant.

     On November 3, 1995, the Company purchased substantially all of the assets and business, subject to certain liabilities, of The Estee Corporation. Estee is a manufacturer and marketer of sugar-free and low sodium products targeted towards diabetic and health conscious consumers. The purchase price, after giving effect to the early redemption of the junior subordinated note referred to below (see Note 8), amounted to approximately $11.32 million of which $9.75 million was paid in cash and $1.75 million by the issuance of a junior subordinated note, with a maturity date in 2005. In addition, the Company issued a warrant to purchase 200,000 shares of the Company's common stock at an exercise price of $6.50. See Note 10.

     The above acquisitions have been accounted for as purchases and, therefore, operating results of the acquired businesses have been included in the accompanying financial statements from the date of acquisition.

     Unaudited pro forma results of operations for the year ended June 30, 1996, assuming that the Estee acquisition had occurred as of July 1, 1995 are as follows:



                                                           1996
                                                       ------------
          Net sales .................................   $75,749,000
          Net income   ..............................     2,316,000
          Net income per share  .....................   $      0.26

     The pro forma operating results shown above are not necessarily indicative of operations in the period following acquisition.

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

         (Information as of September 30, 1997 and for the three month periods ended September 30, 1997 and 1996 is unaudited)


4. LICENSE AGREEMENT:

     On March 31, 1997, the Company entered into a license agreement with Weight Watchers Gourmet Food Company ("WWGF" -- a wholly-owned subsidiary of
H. J. Heinz Company). Under the agreement, the Company will manufacture, market and sell approximately 60 Weight Watcher dry and refrigerated products. Sales of these products were approximately $17 million (unaudited) for the 12 months ended March 31, 1997. The agreement provides, among other matters, for a royalty payment to WWGF based on the sales of Weight Watchers products and payment of a share of the pre-tax profits (as defined) from sale of the such products. In connection with the license agreement, the Company purchased approximately $600,000 of inventory, using borrowings under the Company's revolving credit facility.

5. RECEIVABLES FROM SALE OF EQUIPMENT:

     In connection with the acquisitions of Hain, Estee and Boston Better Snacks, the Company acquired certain food manufacturing equipment, which has been sold to co-packers for selling prices equal to the fair value of such equipment recorded at date of acquisition. The balance of the receivables are due in various installments over a five year period through 2001. The proceeds of sale of the Estee equipment are required to be utilized to pay down the bank debt referred to in Note 8.

6. INVENTORIES:

     Inventories consist of the following:

                                                    June 30,              September 30,
                                           ---------------------------   --------------
                                               1996           1997            1997
                                           ------------   ------------   --------------
     Finished goods   ..................   $6,641,000     $5,418,000       $5,713,000
     Raw materials and packaging  ......      705,000      1,217,000        1,712,000
                                           -----------    -----------      -----------
                                           $7,346,000     $6,635,000       $7,425,000
                                           ===========    ===========      ===========

7. GOODWILL AND OTHER INTANGIBLE ASSETS:

     Goodwill and other intangible assets consist of the following:

                                                        June 30,               September 30,
                                              -----------------------------   --------------
                                                  1996            1997             1997
                                              -------------   -------------   --------------
     Goodwill   ...........................   $28,209,000     $30,645,000      $30,665,000
     Other intangible assets   ............      265,0000         617,000          617,000
                                              ------------    ------------     ------------
                                               28,474,000      31,262,000       31,282,000
     Less: Accumulated amortization  ......     1,334,000       2,074,000        2,284,000
                                              ------------    ------------     ------------
                                              $27,140,000     $29,188,000      $28,998,000
                                              ============    ============     ============

     Substantially all unamortized goodwill relates to the acquisition of Hain, Estee, Boston Popcorn and Kineret Foods. The entities have been in operation for many years and are viewed to have an unlimited life. Accordingly, such goodwill is being amortized over the maximum period (40 years) permitted by Accounting Principles Board Opinion No. 17. The increase in goodwill during 1997 is principally attributable to the acquisition of The Boston Popcorn Company and the increase in 1996 is all attributable to the acquisition of Estee.

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

         (Information as of September 30, 1997 and for the three month periods ended September 30, 1997 and 1996 is unaudited)


8. LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                   June 30,               September 30,
                                                         -----------------------------   --------------
                                                             1996            1997             1997
                                                         -----------     -------------   --------------
     Senior Term Loan   ..............................   $ 6,081,000     $ 4,847,000     $ 3,339,000
     Revolving Credit   ..............................     1,400,000       2,250,000       3,800,000
     12.5% Subordinated Debentures net of unam-
       ortized original issue discount of $1,361,000,
       $1,195,000 and $1,150,000 .....................     7,139,000       7,305,000       7,350,000
     10% Junior Subordinated Note   ..................     1,750,000              --              --
     Notes payable to sellers in connection with
       acquisition of companies, and other long-
       term debt  ....................................       354,000         532,000         470,000
                                                         ------------    ------------    ------------
                                                          16,724,000      14,934,000      14,959,000
     Current portion .................................     4,619,000       4,178,000       5,354,000
                                                         ------------    ------------    ------------
                                                         $12,105,000     $10,756,000     $ 9,605,000
                                                         ============    ============    ============

     In connection with the acquisition of Estee in November 1995, the Company and its bank entered into a $18 million Amended and Restated Credit Facility ("Facility") providing for a $9 million senior term loan and a $9 million revolving credit line. The Facility replaced the Company's existing $6 million revolving credit line with the same bank. Borrowings under the facility bear interest at rates ranging from 1/2% to 1% over the bank's base rate, which was 8.5% and 8.25% at June 30, 1997 and 1996, respectively. The senior term loan is repayable in quarterly principal installments, commencing March 31, 1996 through maturity of the Facility on June 30, 2000. Pursuant to the revolving credit line, the Company may borrow up to 85% of eligible trade receivables and 60% of eligible inventories. Amounts outstanding under the Facility are collateralized by principally all of the Company's assets. The Company borrowed the full $9 million senior term loan and $2 million under the revolving credit line to fund the cash purchase price and related closing costs of the acquisition.

     At June 30, 1996 and 1997 and September 30, 1997, the interest rate on the Credit Facility was 9.25%, 9.50% and 9.50%, respectively.

     The Credit Facility, as amended, contains certain restrictive covenants which, among other matters, restrict the payment of dividends and the incurrence of additional indebtedness. The Company is also required to maintain various financial ratios, including minimum working capital ratios, the achievement of certain earnings levels, and interest and fixed charge coverage ratios. The Company was in compliance with all such covenants at June 30, 1997.

     The 12.5% Subordinated Debentures ("Debentures") provide for the payment of interest semi-annually in arrears, and principal payments of $1,943,000 in October 2000, $2,307,000 in April 2002, $2,125,000 in April 2003 and a final maturity payment of $2,125,000 in April 2004. The agreement relating to the issuance of the Debentures also contains certain restrictive covenants which are generally less restrictive than those contained in the Credit Facility. In connection with the issuance of the Debentures, the Company also issued 768,229 shares of common stock to the Debenture holders. Such shares were valued at $1,644,000 and applied as a discount of the value of the Debentures. The discount is being amortized using the interest method over the life of the Debentures. Amortization expense for the years ended June 30, 1995, 1996 and 1997 amounted to $108,000, $141,000 and $166,000, respectively. Amortization expense for the three month periods ended September 30, 1996 and 1997 amounted to $42,000 and $45,000, respectively.

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

         (Information as of September 30, 1997 and for the three month periods ended September 30, 1997 and 1996 is unaudited)


8. LONG-TERM DEBT:  -- (Continued)

     The 10% junior subordinated note ("Estee Note"), which was issued to the seller in connection with the acquisition of Estee, provided for the payment of interest semi-annually in arrears and a maturity in November 2005. Pursuant to an option contained in the Estee Note, in April 1997 the note was redeemed by the Company for $1,269,000. Substantially all of the discount of $481,000, resulting from such redemption was applied as a reduction of the purchase price of Estee, resulting in a reduction of goodwill.

     Maturities of long-term debt at June 30, 1997, are as follows:



                 Year Ending June 30
                 -------------------
                 1998   .....................   $ 4,178,000
                 1999   .....................     1,993,000
                 2000   .....................     1,372,000
                 2001   .....................     1,988,000
                 2002   .....................     2,348,000
                 Thereafter   ...............     4,250,000
                                                ------------
                                                 16,129,000
                 Less:
                  Unamortized original issue
                   discount   ...............     1,195,000
                                                ------------
                 Total long-term debt  ......   $14,934,000
                                                ============

     Interest paid during the years ended June 30, 1995, 1996 and 1997 amounted to $1,440,000, $1,820,000 and $1,768,000, respectively.

     In October 1997, in connection with the acquisition of Westbrae (see Notes), the Company and its bank entered into a $40 million Amended and Restated Credit Facility ("New Credit Facility") providing for a $30 million senior term loan and a $10 million revolving credit line.

     The New Credit Facility replaced the Company's existing $18 million Facility with the same bank which provided for a $9 million senior term loan and a $9 million revolving credit line. Borrowings under the New Credit Facility bear interest at rates equal to, at the Company's option, either (i) 0.75% over the bank's base rate or (ii) 2.75% over the Eurodollar Rate. The senior term loan is repayable in quarterly principal installments commencing December 31, 1997 through maturity of the New Credit Facility on September 30, 2003. Pursuant to the revolving credit line, the Company may borrow up to 85% of eligible trade receivables and 60% of eligible inventories. Amounts outstanding under the New Credit Facility are collateralized by principally all of the Company's assets. The Company borrowed the full $30 million senior term loan to fund the cash purchase price and related closing costs of the acquisition and to repay certain existing debt of the Company and Westbrae.

     The New Credit Facility contains certain financial and other restrictive covenants which, among other matters, restrict the payment of dividends and the incurrence of additional indebtedness. The Company is also required to maintain various financial ratios, including minimum working capital ratios, the achievement of certain earnings levels, and interest and fixed charge coverage ratios.

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

         (Information as of September 30, 1997 and for the three month periods ended September 30, 1997 and 1996 is unaudited)


9. INCOME TAXES:

     The provision for income taxes for the years ended June 30, 1995, 1996 and 1997 are as follows:


                                         1995           1996         1997
                                     ------------   ------------   ---------
Current:
 Federal  ........................   $1,262,000     $1,337,000     $541,000
 State ...........................      295,000        257,000      154,000
                                     -----------    -----------    ---------
                                      1,557,000      1,594,000      695,000
Deferred Federal and State  ......      198,000         36,000       91,000
                                     -----------    -----------    ---------
Total  ...........................   $1,755,000     $1,630,000     $786,000
                                     ===========    ===========    =========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Components of the Company's deferred tax liability for the years ended June 30, 1996 and 1997 are as follows:

                                                                                1996            1997
                                                                           --------------   -------------
Difference in carrying amount of receivables from sale of equipment  ...    $  (35,000)      $   (8,000)
Difference in amortization period on Estee Goodwill   ..................      (111,000)        (186,000)
Basis difference on property and equipment   ...........................       (93,000)        (102,000)
Basis difference on inventory ..........................................        67,000          134,000
Deferred charges  ......................................................      (294,000)        (462,000)
Allowance for doubtful accounts  .......................................         5,000           72,000
                                                                            ----------       ----------
Net deferred tax liability .............................................    $ (461,000)      $ (552,000)
                                                                            ==========       ==========

     Reconciliations of expected income taxes at the U.S. federal statutory rate to the Company's provision for income taxes for the years ended June 30, 1995, 1996, and 1997 are as follows:

                                         1995           %            1996           %            1997            %
                                     ------------   ----------   ------------   ----------   -------------   ---------
Expected U.S. federal
 income tax at statutory rate        $1,401,000        34.0%     $1,280,000        34.0%      $  630,000       34.0%
State income taxes, net of
 federal benefit   ...............      195,000         4.8         172,000         4.6          102,000        5.5
Non-deductible expenses  .........      154,000         3.7         167,000         4.4          169,000        9.1
Other  ...........................        5,000          .1          11,000          .3         (115,000)      (6.2)
                                     -----------     ------      -----------     ------       ----------      -----
Provision for income taxes  ......   $1,755,000        42.6%     $1,630,000        43.3%      $  786,000       42.4%
                                     ===========     ======      ===========     ======       ==========      =====

     Income taxes paid during the years ended June 30, 1995, 1996 and 1997 amounted to $233,000, $2,623,000 and $699,000, respectively.

     The income tax provisions for the three month periods ended September 30, 1996 and 1997 are based on the expected effective tax rate for the entire fiscal year. It is not practical to calculate current and deferred income taxes on a quarterly basis.

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

         (Information as of September 30, 1997 and for the three month periods ended September 30, 1997 and 1996 is unaudited)


10. STOCKHOLDERS' EQUITY:

Common Stock:

     In June 1996, the Board of Directors of the Company adopted a Common Stock repurchase program authorizing the Company to repurchase up to $2 million of the Company's common stock. In a private transaction in November 1996, the Company acquired 300,000 shares of its common stock for treasury at $2.75 per share for an aggregate cost of $825,000.

     In connection with the acquisition of Estee, the Company issued a warrant to the seller to purchase 200,000 shares of the Company's common stock at an exercise price of $6.50 per share. In August and September 1997, the seller exercised all of the warrants and the Company issued 200,000 shares of Common Stock out of treasury for aggregate proceeds of $1,300,000.


Preferred Stock:

     The Company is authorized to issue "blank check" preferred stock (up to 5 million shares) with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered to issue, without stockholder approval, preferred stock with dividends, liquidation, conversion, voting, or other rights which could decrease the amount of earnings and assets available for distribution to holders of the Company's common stock. As at June 30,1997 and 1996, no preferred stock was issued or outstanding.


Warrants:

     In December 1994, the Company issued 125,000 shares of Common Stock as a result of the exercise of a warrant issued by the Company in connection with the Company's 12.5% Subordinated Debentures. The proceeds from such exercise were nominal.

     In connection with services provided by CIBC Wood Gundy Securities Corp. ("CIBC" -- formerly Argosy Group, L.P.), the Company's investment banking firm, the Company issued in April 1994, to an affiliate of CIBC, warrants to acquire 550,000 shares of the Company's common stock at a price of $3.25 per share. The exercise price approximates the fair market value of the Company's common stock at the time the warrant was negotiated. None of these warrants have been exercised.

     In connection with the acquisition of Estee, the Company issued a warrant to the seller to purchase 200,000 shares of the Company's common stock at an exercise price of $6.50 per share. In August and September 1997, the seller exercised all of the warrants and the Company issued 200,000 shares of Common Stock out of treasury for aggregate proceeds of $1,300,000.

     In connection with the Weight Watchers agreement, the Company issued warrants on March 31, 1997, to acquire 250,000 shares of the Company's common stock at prices ranging from $7.00 to $9.00 per share. The value ascribed to these warrants of approximately $312,000 will be amortized over ten years.

     During the last three fiscal years, the Company issued a total of 200,000 warrants in connection with services rendered by third party consultants at prices ranging from $4.13 to $8.00 per share.

     As at June 30, 1997, there are 2,940,000 shares of common stock reserved for issuance of warrants (1,200,000) and Employee and Director Stock Options (1,740,000). See Note 12.

11. LEASES:

     The Company's corporate headquarters are located in leased office space in Uniondale, New York, under a lease which expires in March 2002. This lease provides for additional payments of real estate taxes and other operating expenses over a base period amount. In addition, the Company leases warehouse space for a subsidiary and a division under net leases which expire in August 1999 and May 2000.

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

         (Information as of September 30, 1997 and for the three month periods ended September 30, 1997 and 1996 is unaudited)


11. LEASES:  -- (Continued)

     The aggregate minimum future lease payments for these operating leases are as follows:

               Year Ending
                 June 30
               -----------
                  1998  ............................   $  321,000
                  1999  ............................      325,000
                  2000  ............................      301,000
                  2001  ............................      274,000
                  2002  ............................      191,000
                                                       -----------
                                                       $1,412,000
                                                       ===========

     Rent expense charged to operations for the years ended June 30, 1995, 1996 and 1997 was $187,000, $162,000 and $224,000, respectively.

12. STOCK OPTION PLANS:

     In December 1994, the Company adopted the 1994 Long-Term Incentive and Stock Award Plan ("Plan"), which amended and restated the Company's 1993 stock option plan. The Plan provides for the granting of incentive stock options to employees, directors and consultants to purchase up to an aggregate of 855,000 shares of the Company's common stock. All of the options granted to date under the Plan have been qualified stock options providing for exercise prices equivalent to the fair market price at date of grant, and expire 10 years after date of grant. Vesting terms are determined at the discretion of the Company. During 1995, options to purchase 111,500 shares were granted at prices from $3.50 to $5.00 per share. During 1996, options to purchase 103,500 shares were granted at prices from $2.94 to $3.25 per share. During 1997, options to purchase 475,000 shares were granted at prices from $3.00 to $4.81 per share. At June 30, 1997, no options were available for grant.

     In December 1995, the Company adopted a Directors Stock Option Plan. The Plan provides for the granting of stock options to non-employee directors to purchase up to an aggregate of 300,000 shares of the Company's common stock. During 1996, options for an aggregate of 90,000 shares were granted at a price of $3.50 per share. During 1997, options for an aggregate of 67,500 shares were granted at a price of $3.38 per share. At June 30, 1997, 142,500 options are available for grant.

     The Company also has a 1993 Executive Stock Option Plan pursuant to which it granted Mr. Irwin D. Simon, its founder and Chief Executive Officer, options to acquire 600,000 shares of the Company's common stock. As a result of the Company achieving certain sales thresholds, all of such shares are currently exercisable. The exercise price of options designed to qualify as incentive options is $3.58 per share and the exercise price of non-qualified options is $3.25 per share. None of Mr. Simon's options have been exercised. The options expire in 2003.

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

         (Information as of September 30, 1997 and for the three month periods ended September 30, 1997 and 1996 is unaudited)


12. STOCK OPTION PLANS:  -- (Continued)

     The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations, in accounting for stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on date of grant, no compensation expense is recognized.

     Pro-forma information regarding net income and net income per share is required by FAS 123, and has been determined as if the Company has accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Sholes option pricing model with the following weighted-average assumptions: risk free interest rates, ranging from 5.26% to 6.77%; no dividend yield; volatility factor of the expected market price of the Company's Common Stock at 40%; and a weighted-average expected life of the options of 5 years at June 30, 1997 and 1996.

     The Black-Sholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                  1996         1997
                                              ------------   ---------
     Pro forma net income   ...............   $1,997,000     $747,000
     Pro forma net income per share  ......   $      .22     $    .08

     The FAS 123 method of accounting has not been applied to options granted prior to July 1, 1995. As a result, the pro forma compensation cost may not be representative of that to be expected in future years.

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

         (Information as of September 30, 1997 and for the three month periods ended September 30, 1997 and 1996 is unaudited)


12. STOCK OPTION PLANS:  -- (Continued)

     A summary of the transactions pursuant to the Company's stock options plans for the three years ended June 30, 1997 follows:

                                                 1995                        1996                      1997
                                     ----------------------------   -----------------------   ----------------------
                                                Option                     Weighted                  Weighted
                                               Exercise                    Exercise                  Exercise
                                       Options          Price         Options       Price       Options       Price
                                     ------------   -------------   ------------   --------   ------------   -------
Outstanding at beginning of
 year  ...........................     855,000      $ 3.25-3.58       911,500       $ 3.57    1,090,000       $ 3.52
 Granted  ........................     111,500        3.50-5.00       193,500         3.25      542,000         3.82
 Exercised   .....................                                                              (15,000)        3.50
 Terminated  .....................     (55,000)            3.25       (15,000)        3.25      (20,000)        4.75
                                      --------                      ----------                ----------
 Outstanding at end of year.           911,500      $3.52-$5.00     1,090,000       $ 3.52    1,597,000       $ 3.61
                                      ========      ============    ==========      =======   ==========      =======
 Exercisable at end of year       .    885,000                      1,069,000                 1,323,000
                                      ========                      ==========                ==========
 Weighted average fair
   value of options granted
   during year  ..................                                  $    1.33                 $    1.57
                                                                    ==========                ==========

     The following table summarizes information for stock options outstanding at June 30, 1997:

                                                            Weighted Average
Exercise                    Options         Options       Remaining Contractual
Price                     Outstanding     Exercisable        Life in Years
-----                    -------------   -------------   ----------------------
$2.94 - $3.125  ......        92,000          92,000              8.5
3.25 - 3.58  .........     1,255,000       1,055,000              7.3
4.50 - 4.813    ......       250,000         176,000              9.5
                           ----------      ----------             ---
                           1,597,000       1,323,000              7.7
                           ==========      ==========             ===

13. 401(k) SAVINGS PLAN:

     On July 1, 1994, the Company adopted a 401(k) Employee Retirement Plan ("Plan") to provide retirement benefits for eligible employees. All full-time employees of the Company and its subsidiaries who have attained the age of 21 are eligible to participate upon the completion of 30 days of service. Participants may elect to make voluntary contributions to the Plan in amounts not exceeding federal guidelines. On an annual basis, commencing in January 1995, the Company may, in its sole discretion, make certain matching contributions. For the years ended June 30, 1997, 1996 and 1995, the Company made contributions of $21,000, $15,000 and $9,000, respectively.

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

         (Information as of September 30, 1997 and for the three month periods ended September 30, 1997 and 1996 is unaudited)


14. QUARTERLY FINANCIAL DATA (UNAUDITED):

     Unaudited quarterly financial data (in thousands, except per share amounts) for fiscal 1997 and 1996 is summarized as follows:

                                                      Three Months Ended
                                      -------------------------------------------------
                                       September     December      March        June
                                       30, 1996      31, 1996     31, 1997     30, 1997
                                      -----------   ----------   ----------   ---------
Net sales  ........................     $15,437       $17,117      $13,623    $19,176
Gross profit  .....................       5,729         6,578        5,030      7,235
Operating income ..................       1,170         1,246          600        987
Income before income taxes   ......         589           752           57        457
Net income ........................         336           428           33        272
Net income per common share  ......     $   .04       $   .05      $   .00    $   .03


                                                      Three Months Ended
                                      -------------------------------------------------
                                       September     December      March        June
                                       30, 1995      31, 1995     31, 1996     30, 1996
                                      -----------   ----------   ----------   ---------
Net sales  ........................     $13,527       $18,122      $17,218    $19,739
Gross profit  .....................       5,364         7,355        6,812      8,191
Operating income ..................       1,094         1,796        1,489      1,603
Income before income taxes   ......         736         1,210          855        963
Net income ........................         426           701          504        503
Net income per common share  ......     $   .05       $   .08      $   .06    $   .06

15. SUBSEQUENT EVENT:

     On September 11, 1997, the Company executed a definitive merger agreement with Westbrae Natural, Inc. ("Westbrae), a publicly-owned company, pursuant to which the Company commenced a tender offer on September 12, 1997 for all of the outstanding shares of Westbrae for $3.625 per share of common stock in cash. Pursuant to the definitive merger agreement, certain shareholders of Westbrae who own an aggregate of approximately 69% of the outstanding shares of Westbrae have agreed to tender their shares at the offer price. The aggregate purchase price for all of the outstanding shares of Westbrae and shares under option (assuming all of Westbrae's shares are tendered) is approximately $23.5 million. In connection therewith, the Company has obtained a financing commitment from its lender for a Credit Facility of $40 million, consisting of a $30 million term loan and a $10 million line of revolving credit. The proceeds of the term loan will be used to fund the total cost of the acquisition and to repay certain existing debt of the Company and Westbrae.

     The tender offer expires on October 9, 1997 (unless extended), and this transaction, which is subject to the completion of final diligence procedures, is expected to close by late October 1997.

     Westbrae (formerly known as Vestro Natural Foods, Inc.), headquartered in Carson, California, is a leading formulator and marketer of high quality natural and organic foods sold under the brand names Westbrae Natural, Westsoy, Little Bear and Bearitos, encompassing 300 food items such as non-dairy beverages, chips, snacks, beans and soups. For its fiscal year ended December 31, 1996, Westbrae reported net sales of $32,583,000 and net income of $1,203,000. For the six months ended June 30, 1997, Westbrae reported net sales of $15,502,000 (unaudited) and net income of $708,000 (unaudited).

     On October 14, 1997, the Company completed the Westbrae tender offer for all of the shares of Westbrae for $3.625 per share of common stock in cash. The aggregate purchase price for all of the outstanding shares of Westbrae and shares under option was approximately $23.5 million. In connection therewith, the Company and a bank entered into a $40 million Amended and Restated Credit Facility ("New Credit Facility") providing for a $30 million senior term loan and a $10 million revolving credit line. See Note 8.

                  THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES

         (Information as of September 30, 1997 and for the three month periods ended September 30, 1997 and 1996 is unaudited)


15. SUBSEQUENT EVENT:  -- (Continued)

     Unaudited pro forma results of operations for the three months ended September 30, 1997, assuming that the acquisition of Westbrae had occurred as of July 1, 1997 are as follows:

              Net sales ................................   $26,064,000
              Net income   .............................       696,000
              Net income per share  ....................   $       .07

     The pro forma operating results shown above are not necessarily indicative of operations in the period following acquisition.

              Pro Forma Condensed Combined Financial Information
                                  (Unaudited)

     The following unaudited pro forma condensed combined financial information is based on (i) the historical consolidated financial statements of the Company which are included elsewhere or incorporated by reference in this Prospectus and (ii) the historical consolidated financial statements of Westbrae Natural, Inc. and subsidiaries which are included elsewhere or incorporated by reference in this Prospectus and should be read in conjunction with such financial statements and notes thereto.

     The historical condensed balance sheets represent the financial position of the Company and Westbrae Natural, Inc. as of September 30, 1997. The unaudited pro forma condensed combined balance sheet as of September 30, 1997 assumes the Acquisition and the related financing with respect thereto, had occurred as of that date.

     The unaudited pro forma condensed combined statements of operations were prepared assuming that the Acquisition had occurred as of the beginning of each period presented. The unaudited pro forma statements of income give effect to (i) the acquisition of Westbrae under the purchase method of accounting and (ii) certain estimated operational and financial benefits and costs that are a direct result of the acquisition of Westbrae.

     The unaudited pro forma condensed financial statements have been prepared based on assumptions deemed appropriate by the Company and may not be indicative of actual results of the future operations of the Company.

                       Pro Forma Condensed Balance Sheet
                               September 30, 1997
                            (Amounts in thousands)
                                  (Unaudited)

                                                           Historical                   Pro Forma
                                                     ----------------------   ------------------------------
                                                       Hain       Westbrae       Adjustments        Combined
Assets                                               ---------   ----------   ------------------   ---------
Current Assets:
 Cash and cash equivalents   .....................    $   184    $ 1,175      ($     1,000)(1)      $   359
 Accounts receivable, net    .....................      8,151      2,895                             11,046
 Inventories  ....................................      7,425      4,451                             11,876
 Receivables-sales of equipment  .................        379         --                                379
 Other current assets  ...........................        990        603                              1,593
                                                      -------    --------      ------------         -------
    Total current assets  ........................     17,129      9,124            (1,000)          25,253
Property and equipment, net  .....................        732        138                                870
Receivables-sales of equipment, non current
 portion   .......................................        150         --                                150
                                                                                    (6,535)(2)
Goodwill and other intangible assets, net   ......     28,998      6,535            20,745 (3)       49,743
Unamortized financing costs and other
 assets    .......................................      2,422        256               781 (4)        3,459
                                                      -------    --------      ------------         -------
    Total assets .................................    $49,431    $16,053       $    13,991          $79,475
                                                      =======    ========      ============         =======
Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable and accrued expenses ...........    $ 6,097    $ 3,754                            $ 9,851
                                                                                    (1,000)(1)
                                                                                    (2,800)(5)
 Current portion of revolving credit  ............      3,800                        3,429 (6)        3,429
                                                                                    (1,333)(5)
 Current portion of senior term loan  ............      1,333                        3,000 (6)        3,000
 Current portion of other long-term debt .........        221        859              (859)(7)          221
 Income taxes payable  ...........................        592                                           592
                                                      -------    --------      ------------         -------
    Total current liabilities   ..................     12,043      4,613               437           17,093
                                                      -------    --------      ------------         -------
Long-term Debt, less current portion:
                                                                                    (2,006)(5)
 Senior credit facility   ........................      2,006         --            27,000 (6)       27,000
 Subordinated debentures  ........................      7,350      1,255            (1,255)(7)        7,350
 Other  ..........................................        249         --                                249
                                                      -------    --------      ------------         -------
    Total long-term debt  ........................      9,605      1,255            23,739           34,599
                                                      -------    --------      ------------         -------
Other liabilities   ..............................        403         --                --              403
Deferred income taxes  ...........................        552                                           552
                                                      -------    --------      ------------         -------
    Total Liabilities  ...........................     22,603      5,868            24,176           52,647
                                                      -------    --------      ------------         -------
Stockholders' equity:
 Preferred stock    ..............................         --         --                --               --
 Common stock    .................................         89         60               (60)(8)           89
 Additional paid in capital  .....................     21,547     17,202           (17,202)(8)       21,547
 Retained earnings  ..............................      5,467     (7,077)            7,077 (8)        5,467
 Treasury Stock  .................................       (275)        --                --             (275)
                                                      -------    --------      ------------         -------
    Total stockholders' equity  ..................     26,828     10,185           (10,185)          26,828
                                                      -------    --------      ------------         -------
    Total Liabilities and Stockholders'
      Equity  ....................................    $49,431    $16,053       $    13,991          $79,475
                                                      =======    ========      ============         =======

       See notes to unaudited pro forma condensed financial statements.

                    Pro forma Condensed Statement of Income
                       For the Year Ended June 30, 1997
                Amounts in thousands, except per share amounts
                                  (Unaudited)

                                                         Historical                    Pro Forma
                                                   ----------------------   -------------------------------
                                                     Hain       Westbrae        Adjustments        Combined
                                                   ---------   ----------   -------------------   ---------
Net sales   ....................................   $65,353       $32,894               --         $98,247
Cost of sales  .................................    40,781        20,019               --          60,800
                                                   --------     --------     -------------        --------
Gross Profit   .................................    24,572        12,875               --          37,447
                                                   --------     --------     -------------        --------
Selling, general and administrative expenses        19,651        10,809          ($1,143)(1)      29,317
Depreciation of property and equipment .........       178            94               --             272
Amortization of goodwill and other                                                   (213)(2)
 intangible assets .............................       740           213              543 (3)       1,283
                                                   --------     --------     -------------        --------
                                                    20,569        11,116             (813)         30,872
                                                   --------     --------     -------------        --------
Operating income  ..............................     4,003         1,759              813           6,575
                                                   --------     --------     -------------        --------
Interest expense  ..............................     1,639           213            1,786 (4)       3,638
Amortization of deferred financing costs  ......       509             0              (18)(5)         491
                                                   --------     --------     -------------        --------
                                                     2,148           213            1,768           4,129
                                                   --------     --------     -------------        --------
Income before income taxes .....................     1,855         1,546             (955)          2,446
Provision for income taxes .....................       786           206               35 (6)       1,027
                                                   --------     --------     -------------        --------
Net income  ....................................   $ 1,069       $ 1,340     ($       990)        $ 1,419
                                                   ========     ========     =============        ========
Net income per common and common share
 equivalents   .................................   $  0.12                                        $  0.16
                                                   ========                                       ========
Weighted average number of common
 shares and common share equivalents   .........     8,993                                          8,993
                                                   ========                                       ========

       See notes to unaudited pro forma condensed financial statements.

                    Pro forma Condensed Statement of Income
                 For the Three Months Ended September 30, 1997
                Amounts in thousands, except per share amounts.
                                  (Unaudited)

                                                          Historical                   Pro Forma
                                                    ----------------------   -----------------------------
                                                      Hain       Westbrae       Adjustments       Combined
                                                    ---------   ----------   -----------------   ---------
Net sales .......................................   $16,336       $9,728             --          $26,064
Cost of sales   .................................     9,862        5,711             --           15,573
                                                    --------      -------    ----------          --------
Gross profit ....................................     6,474        4,017             --           10,491
                                                    --------      -------    ----------          --------
Selling, general and administrative expenses          4,837        3,313     ($     301)(1)        7,849
Depreciation of property and equipment  .........        48           23      $      --               71
Amortization of goodwill and other                                                  (53)(2)
 intangible assets ..............................       210           53            136 (3)          346
                                                    --------      -------    ----------          --------
                                                      5,095        3,389           (218)           8,266
                                                    --------      -------    ----------          --------
Operating income   ..............................     1,379          628            218            2,225
                                                    --------      -------    ----------          --------
Interest expense   ..............................       420           34            445 (4)          899
Amortization of deferred financing costs   ......       131            0             (5)(5)          126
                                                    --------      -------    ----------          --------
                                                        551           34            440            1,025
                                                    --------      -------    ----------          --------
Income before income taxes  .....................       828          594           (222)           1,200
Provision for income taxes  .....................       352           75             77 (6)          504
                                                    --------      -------    ----------          --------
Net income   ....................................   $   476       $  519     ($     299)         $   696
                                                    ========      =======     =========          ========
Net income per common and common share
 equivalents ....................................   $  0.05                                      $  0.07
                                                    ========                                     ========
Weighted average number of common
 shares and common share equivalents ............     9,965                                        9,965
                                                    ========                                     ========

        See notes to unaudited pro forma condensed financial statements.

          Notes to Pro Forma Condensed Combined Financial Information
                                  (Unaudited)


General:

     On October 14, 1997, the Company completed the acquisition of Westbrae Natural, Inc. ("Westbrae") in a transaction that has been accounted for as a purchase. The cost of the acquisition (including closing costs) and the repayment of the Company's existing Credit Facility with IBJ Schroder bank and Trust Company ("IBJ") and the repayment of Westbrae debt was funded by the New Credit Facility with IBJ providing for a $30 million senior term loan and a $10 million revolving credit facility.

     Details of the pro forma adjustments relating to the acquisition and the financing are set forth below.


Pro forma balance sheet adjustments:

(1) Westbrae cash and cash equivalents utilized to pay down Revolving Credit.

(2) Elimination of Westbrae goodwill at date of acquisition.

(3) Excess of acquisition costs over the fair value of the net tangible assets of Westbrae at date of acquisition.

(4) Financing costs incurred in connection with the financing relating to the acquisition.

(5) Old Credit Facility paid off with proceeds of New Credit Facility upon acquisition of Westbrae.

(6) Proceeds of New Credit Facility used to finance the acquisition, repay the Old Credit facility and repay Westbrae debt at date of acquisition.

(7) Westbrae debt at date of acquisition paid off with proceeds of New Credit Facility.

(8) Elimination of Westbrae equity accounts at date of acquisition.


Pro forma statement of income adjustments:

(1) Adjustment to give effect to the reduction of certain costs and expenses associated with the elimination of the principal corporate offices of Westbrae.

(2) Elimination of Westbrae historical amortization of goodwill.

(3) Goodwill amortization with respect to goodwill acquired in the acquisition of Westbrae.

(4) Increase in interest costs resulting from the financing of the Westbrae acquisition.

(5) Adjustment of amortization of financing costs resulting from the New Credit Facility.

(6) Adjustment to historical provision for income taxes to eliminate the effect of net operating loss carryforwards utilized by Westbrae and to adjust income taxes to the expected effective tax rate following acquisition.

                         [ARTWORK FOR COMPANY LOGOS]

==============================================================================
       No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholders or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where such an offer would be unlawful. The delivery of this Prospectus does not imply that the information herein is correct as of any time subsequent to its date.






                 --------------------------------------------
                               TABLE OF CONTENTS




                                                Page
                                              ---------
Prospectus Summary ........................       3
Risk Factors    ...........................       6
Use of Proceeds    ........................      10
Capitalization.    ........................      11
Price Range of Common Stock and Dividend
   Policy    ..............................      12
Selected Historical and Pro Forma Financial
   Information for the Company.............      13
Selected Historical Financial
   Information for Westbrae................      14
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations   ...........................      15
Business  .................................      21
Management   ..............................      28
Principal and Selling Stockholders   ......      33
Description of Capital Stock   ............      35
Underwriting    ...........................      37
Legal Matters   ...........................      38
Experts   .................................      38
Available Information    ..................      38
Incorporation of Certain Documents by
   Reference    ...........................      39
Index to Financial Statements  ............     F-1

===============================================================================

===============================================================================



                                2,825,000 Shares





                           The Hain Food Group, Inc.





                                     LOGO



                                 Common Stock



                                --------------
                                  PROSPECTUS
                                --------------






                                 Stephens Inc.

                            Oppenheimer & Co., Inc.




                                        , 1997



===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred in connection with the sale of Common Stock being registered (all amounts are estimated except the SEC registration fee, the NASD filing fee and the NASDAQ listing fee). Pursuant to a registration rights agreement between the Company and the Selling Stockholders, the Company will bear all expenses incurred in connection with the sale of the Common Stock being registered hereby, and the Selling Stockholders will not bear any portion of such expenses other than Underwriters' commissions and discounts relating to the shares to be sold by each Selling Stockholder and certain "blue sky" filing, registration and qualification fees, as provided in such agreement.


SEC Registration Fee ...........................................   $10,090.81
NASD Filing Fee   ..............................................     3,829.97
NASDAQ NMS Listing Fee  ........................................
Printing    ....................................................       *
Legal Fees and Expenses    .....................................       *
Accounting Fees and Expenses  ..................................       *
Blue Sky Fees and Expenses    ..................................       *
Stock Certificates and Transfer Agent Fees   ...................       *
Miscellaneous  .................................................       *
                                                                   --------
   Total    ....................................................   $   *
                                                                   ========

------------
* To be completed by amendment.

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Tenth of the certificate of incorporation of the Registrant eliminates the personal liability of directors or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such elimination of the personal liability of a director of the Registrant does not apply to (a) any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) actions prohibited under Section 174 of the Delaware General Corporation Law (the "DGCL") (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchase or redemption of stock, unlawful distribution of assets of the Issuer to the stockholders without the prior payment or discharge of the Registrant's debts or obligations, or unlawful making or guaranteeing of loans to directors), or (d) any transaction from which the director derived an improper personal benefit.

     Section 145 of the DCGL provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. In addition, Article Eleventh of the Registrant's certificate of incorporation and Article VI of the Registrant's by-laws provide for the Registrant to indemnify its corporate personnel, directors and officers to the full extent permitted by Section 145 of the DGCL, as the same may be supplemented or amended from time to time.

Item 16. EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:

Exhibit
  No.      Description
--------   -----------
  1.1      Form of Underwriting Agreement*

  5 Opinion of Cahill Gordon & Reindel regarding the legality of the securities being registered

 23.1      Consent of Ernst & Young LLP, Independent Auditors

 23.2      Consent of Price Waterhouse LLP, Independent Accountants

 23.3      Consent of Cahill Gordon & Reindel (included in Exhibit 5)

 24.1 Powers of Attorney authorizing execution of Registration Statement on Form S-3 on behalf of certain directors of Registrant (included on signature pages to this Registration Statement)

---------------
* To be filed by Amendment.

Item 17. UNDERTAKINGS.

     (A) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13 (a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (C) The undersigned Registrant hereby undertakes that:

       1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on this 28th day of October, 1997.



                              THE HAIN FOOD GROUP, INC.



                              By:  /s/ Irwin D. Simon
                                 -----------------------------------
                                 Name: Irwin D. Simon
                                 Title: President and Chief Executive Officer


     Each person whose signature appears below hereby constitutes and appoints Irwin D. Simon, the President and Chief Executive Officer of the Registrant, and Jack Kaufman, the Chief Financial Officer, Treasurer and Assistant Secretary of the Registrant, or either of them, acting alone, as his true and lawful attorney-in-fact, with full power and authority to execute in the name, place and stead of each such person in any and all capacities and to file, an amendment or amendments to the Registration Statement (and all exhibits thereto) and any documents relating thereto, which amendments may make such changes in the Registration Statement as said officer or officers so acting deem(s) advisable. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      /s/ Andrew R. Heyer         Chairman of the Board of Directors         October 28, 1997
-------------------------------
         Andrew R. Heye

      /s/ Irwin D. Simon          President, Chief Executive Officer and     October 28, 1997
-------------------------------   Director
         Irwin D. Simon

     /s/ Jack Kaufman             Vice President-Chief Financial Officer     October 28, 1997
-------------------------------
         Jack Kaufman

     /s/ Beth L. Bronner          Director                                   October 28, 1997
-------------------------------
          Beth L. Bronner

    /s/ William P. Carmichael     Director                                   October 28, 1997
-------------------------------
       William P. Carmichael

      /s/ William J. Fox          Director                                   October 28, 1997
-------------------------------
         William J. Fox

      /s/ Jack Futterman          Director                                   October 28, 1997
-------------------------------
         Jack Futterman

       /s/ Barry Gordon           Director                                   October 28, 1997
-------------------------------
         Barry Gordon

                                  Director                                   October 28, 1997
-------------------------------
    Steven S. Schwartzreich

                               INDEX TO EXHIBITS


 Exhibit    Description
---------   -----------
    1.1     Form of Underwriting Agreement*

    5.1 Opinion of Cahill Gordon & Reindel regarding the legality of the securities being registered

   23.1     Consent of Ernst & Young LLP, Independent Auditors

   23.2     Consent of Price Waterhouse LLP

   23.3     Consent of Cahill Gordon & Reindel (included in Exhibit 5)

   24.1 Powers of Attorney authorizing execution of Registration Statement on Form S-3 on behalf of certain directors of Registrant (included on signature pages to this Registration Statement)

-----------------
* To be filed by amendment.